UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Civeo Corporation
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CIVEO CORPORATION
Three Allen Center
333 Clay Street, Suite 4980
Houston, Texas 77002
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 14, 2020
To the Shareholders of Civeo Corporation:
NOTICE IS HEREBY GIVEN THAT we plan to hold the 2020 annual general meeting of shareholders (the “annual general meeting”) of Civeo Corporation, a British Columbia, Canada limited company (“Civeo”), online on May 14, 2020, at 9:00 a.m., Houston, Texas time, due to the public health impact of the novel coronavirus ("COVID-19") and to support the health and well-being of our employees and shareholders. You will be able to attend and participate in the annual general meeting by visiting https://web.lumiagm.com/291983725, where you will be able to listen to the meeting live, submit questions, and vote. The annual general meeting will be held for the following purposes:

1.
To elect the following two persons as Class III members of Civeo’s board of directors: Bradley J. Dodson and Timothy O. Wall, each for a term of three years ending at the 2023 annual general meeting of shareholders or until their successors are duly elected and qualified;

2.
To ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2020 and until the next annual general meeting of shareholders and to authorize the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2020;

3.	To approve, on an advisory basis, the compensation of Civeo’s named executive officers;

4.
To approve an amendment to the 2014 Equity Participation Plan of Civeo Corporation (the "EPP") to increase the number of shares available for issuance thereunder by 13,000,000 shares, subject to adjustment in accordance with the terms of the EPP;

5.	To receive and consider the audited financial statements of Civeo for the financial year ended December 31, 2019, and the auditors’ report thereon;

6.
To approve a consolidation or reverse share split of the issued and outstanding common shares of Civeo, whereby, at the discretion of our board of directors, the outstanding common shares would be combined, converted and changed into a lesser number of common shares at a ratio to be selected by our board of directors in the range of 1:10 to 1:25, and a related amendment to our Notice of Articles to effect a proportional reduction in the number of authorized common shares based on the selected reverse share split ratio (rounded up to the nearest integral multiple of 1,000,000), effective upon implementation of the reverse share split; and

7.	To conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof.
We intend to return to an in-person annual meeting next year. We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue.  Depending on developments relating to COVID-19, we may make alternative arrangements relating to the annual general meeting, which could include changing the date and/or time of the meeting. We will announce any alternative arrangements for the annual general meeting as promptly as practicable. Please monitor our website at www.civeo.com and check our website the week of the meeting.   As always, we encourage you to vote your shares prior to the annual general meeting.

The proposals are more fully described in the proxy statement accompanying this notice. Please give your attention to all of the information in the accompanying proxy statement.
Only shareholders of record at the close of business on March 25, 2020 are entitled to notice of and to vote during the annual general meeting or at any adjournment or postponement thereof that may take place.
As owners of Civeo, your vote is important. It is important that your shares be represented, and please vote as soon as possible. Voting your shares by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote online during the annual general meeting. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Annual General Meeting,” beginning on page 2 of the accompanying proxy statement.
By Order of the Board of Directors,
LaTosha N. Fraley
Corporate Secretary
Houston, Texas
April __, 2020
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 14, 2020: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE CIVEO 2019 ANNUAL REPORT ARE AVAILABLE AT WWW.INVESTORVOTE.COM.

i

CIVEO CORPORATION
Three Allen Center
333 Clay Street, Suite 4980
Houston, Texas 77002
Proxy Statement
This proxy statement is being furnished to shareholders of Civeo Corporation, a British Columbia, Canada limited company (“Civeo”), in connection with the solicitation of proxies by its board of directors for use at the 2020 annual general meeting of shareholders (the “annual general meeting”), which we plan to hold online on May 14, 2020 at 9:00 a.m., local time, due to the public health impact of the novel coronavirus ("COVID-19") and to support the health and well-being of our employees and shareholders. You will be able to attend and participate in the annual general meeting by visiting https://web.lumiagm.com/291983725, where you will be able to listen to the meeting live, submit questions, and vote. During the annual general meeting, shareholders will have the opportunity to vote on the proposals to elect the following two persons as Class III members of Civeo’s board of directors: Bradley J. Dodson and Timothy O. Wall, each for a term of three years ending at the 2023 annual general meeting of shareholders or until their successors are duly elected and qualified (the “Director Proposal”); to ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2020 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2020 (the “Auditor Proposal”); to approve, on an advisory basis, the compensation of Civeo’s named executive officers (the “Say-on-Pay Proposal”); to approve an amendment to the 2014 Equity Participation Plan of Civeo Corporation (the "EPP") to increase the number of shares available for issuance thereunder by 13,000,000 shares, subject to adjustment in accordance with the terms of the EPP (the "EPP Proposal"); to approve a reverse share split and amendment to our Notice of Articles to effect a reduction in authorized common shares (the "Reverse Share Split Proposal"); and to conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof. The approximate date of first mailing of this proxy statement, the accompanying proxy and Civeo’s 2019 annual report is April 15, 2020.
In this proxy statement, we sometimes refer to Civeo and its subsidiaries as “we,” “us,” “our,” or “Civeo.” Unless otherwise indicated, all references in this proxy statement to “dollars” or “$” are to U.S. dollars.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING
The following questions and answers are intended to address briefly some commonly asked questions regarding the annual general meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and its annexes for more information.

Q: Why am I receiving this proxy statement?

A: During the annual general meeting, you will be asked to vote on several proposals, including:

•	the election of two persons as Class III members of Civeo’s board of directors: Bradley J. Dodson and Timothy O. Wall;

•
the ratification of the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2020 and until the next annual general meeting of shareholders and the authorization of the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2020;

•	the approval, on an advisory basis, of the compensation of Civeo’s named executive officers;

•	the approval of an amendment to the EPP to increase the number of shares available for issuance thereunder by 13,000,000 shares, subject to adjustment in accordance with the terms of the EPP;

•	to approve a reverse share split and amendment to our Notice of Articles to effect a reduction in authorized common shares; and

•	the conduct of any other business as may properly come before Civeo’s annual general meeting or any adjournment or postponement thereof.
The board of directors knows of no matters, other than those stated in this proxy statement, to be presented for consideration at the annual general meeting.
We encourage you to read this proxy statement carefully, as it contains important information about these proposals and the annual general meeting.
Your vote is important and we encourage you to vote as soon as possible. Even if you plan to attend the annual general meeting online, we recommend that you vote your shares prior to the meeting so that your vote will be counted if you later decide not to attend.

Q: What vote of shareholders is required to approve the proposals at the annual general meeting?
A: For the Say-on-Pay Proposal ,the EPP Proposal, and the Reverse Share Split Proposal, you may vote "FOR", "AGAINST" or "ABSTAIN". To approve the Say-on-Pay Proposal and the EPP Proposal, the votes cast in favor of the proposal must exceed the votes cast against the proposal. To approve the Reverse Share Split Proposal, the affirmative vote of 66 2/3% of the votes cast by shareholders entitled to vote on the matter is required.
For the Director Proposal and the Auditor Proposal, you may vote either “FOR” or “WITHHOLD.” A plurality of the votes cast by shareholders at the meeting is required to approve the Director Proposal and the Auditor Proposal. Votes cast with respect to the Director Proposal and the Auditor Proposal include only those votes cast “FOR” the proposal, and a vote marked “WITHHOLD” with respect to the proposal will not be voted and will not count for or against the proposal. Cumulative voting is not permitted in the election of directors. In accordance with our corporate governance guidelines, however, any director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee following certification of the shareholder vote. For more information, please read “Management-Director Resignation Policy.”

Q: What vote does the board of directors recommend?

A: The board of directors recommends shareholders of Civeo vote “FOR” each of the director nominees named in the Director Proposal, the Auditor Proposal, the Say-on-Pay Proposal, the EPP Proposal and the Reverse Share Split Proposal.

Q: When and where will the annual general meeting be held?

A: This year, we plan to hold the annual general meeting online on May 14, 2020 at 9:00 a.m., local time, due to the public health impact of COVID-19 and to support the health and well-being of our employees and shareholders. You will be able to attend and participate in the annual general meeting by visiting https://web.lumiagm.com/291983725, where you will be able to listen to the meeting live, submit questions, and vote. We intend to return to an in-person annual meeting next year.

We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. Depending on developments relating to COVID-19, we may make alternative arrangements relating to the annual general meeting, which could include changing the date and/or time of the meeting. We will announce any alternative arrangements for the annual general meeting as promptly as practicable. Please monitor our website at www.civeo.com and check our website the week of the meeting. As always, we encourage you to vote your shares prior to the annual general meeting.

Q: How can I attend the annual general meeting?

A: This year, we plan to hold the annual general meeting online through an audio webcast. This format will enable shareholders to attend the meeting and participate from any location, at no cost. You will be able to attend the annual general meeting online, submit your questions, and vote your shares online at the annual general meeting (see below).
Shareholders and duly appointed proxyholders can attend the annual general meeting online by going to https://web.lumiagm.com/291983725.

•	Registered shareholders and duly appointed proxyholders can participate in the meeting by clicking “I have a login” and entering a username and password before the start of the meeting.

◦	Registered shareholders - The 15-digit control number located on the form of proxy or in the email notification you received is the username and the password is “civeo2020”.

◦	Duly appointed proxyholders - Computershare will provide the proxyholder with a username after the voting deadline has passed. The password to the meeting is “civeo2020”.

•
Voting at the meeting will only be available for registered shareholders and duly appointed proxyholders. Non-registered shareholders who have not appointed themselves may attend the meeting by clicking “I am a guest” and completing the online form.

Shareholders who wish to appoint a third party proxyholder to represent them at the online meeting must submit their proxy or voting instruction form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a shareholder has submitted their proxy/voting instruction form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving a username to participate in the meeting. To register a proxyholder, shareholders MUST visit https://www.computershare.com/VEOQ by May 12, 2020 at 9 a.m. and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a username via email.

•
United States Beneficial holders: To attend and vote online at the annual general meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the annual general meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the annual general meeting, you must submit a copy of your legal proxy to Computershare. Requests for registration should be directed to:

Computershare
100 University Avenue
8th Floor
Toronto, Ontario
M5J 2Y1
OR
Email at uslegalproxy@computershare.com
Requests for registration must be labeled as “Legal Proxy” and be received no later than May 12, 2020 at 9 a.m. You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the annual general meeting and vote your shares at https://web.lumiagm.com/291983725 during the meeting. Please note that you are required to register your appointment at www.computershare.com/appointee

Q: How can I appoint my proxy?

A: Shareholders who wish to appoint a third party proxyholder to represent them at the online meeting must submit their proxy or voting instruction form (if applicable) prior to registering your proxyholder. Registering your proxyholder is an additional step once you have submitted your proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Username to participate in the meeting. To register a proxyholder, shareholders MUST visit https://www.computershare.com/VEOQ by May 12, 2020 at 9 a.m. and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email.
A proxy can be submitted to Computershare either in person, or by mail or courier, to 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, or via the internet at www.investorvote.com. The proxy must be deposited with Computershare no later than May 12, 2020 at 9 a.m., or if the meeting is adjourned or postponed, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, before the commencement of such adjourned or postponed meeting. If a shareholder who has submitted a proxy attends the meeting via the webcast and has accepted the terms and conditions when entering the meeting online, any votes cast by such shareholder on a ballot will be counted and the submitted proxy will be disregarded.

Q: How can I ask questions at the annual general meeting?

A: Shareholders who wish to submit a question in advance may do so at https://web.lumiagm.com/291983725. Shareholders also may submit questions live during the annual general meeting. Civeo is committed to transparency. All questions received before or during the annual general meeting, and Civeo's responses, will be posted to our Investor Relations website at
http://ir.civeo.com/events-presentations promptly after the annual general meeting. Personal details may be omitted for data protection purposes. If we receive substantially similar questions, we may group these questions together and provide a single response to avoid repetition.

Q: Who is entitled to vote online during the annual general meeting?

A: We have fixed March 25, 2020 as the record date for the annual general meeting. Civeo has one outstanding class of common shares that entitles holders to vote at meetings of Civeo’s shareholders. If you were a shareholder of Civeo as of the close of business, U.S. Eastern Time, on such date, you are entitled to vote on matters that come before the annual general meeting.

Q: How many votes do I have?

A: You are entitled to one vote for each share you owned as of the close of business, U.S. Eastern Time, on the record date. As of the close of business on the record date, there were approximately 170,569,380 Civeo common shares outstanding.

Q: How do I vote?

A: If you are a registered shareholder of Civeo as of the close of business, U.S. Eastern Time, on March 25, 2020, the record date for the annual general meeting, you may vote online during the annual general meeting or, to ensure your shares are represented at the annual general meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.
A proxy card is being sent with this proxy statement to each shareholder of record as of the record date for the annual general meeting.

If you hold shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the annual general meeting.

Q: If my shares are held in “street name” by my nominee, when will my nominee vote shares for me?

A: For the annual general meeting, if you are a beneficial owner whose shares are held by a bank, broker or other nominee of record, your bank, broker or other nominee of record has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the Auditor Proposal, even if it has not received voting instructions from you. However, such nominee does not have discretionary authority to vote on the Director Proposal, the Say-on-Pay Proposal, the EPP Proposal or the Reverse Share Split Proposal without instructions from you, in which case a broker non-vote will result and your shares will not be voted on those matters and will have no effect on the outcome of these votes. In these cases, the bank, broker or other nominee can include your shares as being present at the annual general meeting for purposes of determining the presence of a quorum but will not be able to vote on these matters for which specific authorization is required under the rules of the NYSE. Your nominee can give you directions on how to instruct the voting of your shares. We encourage you to instruct your nominee how to vote your shares.

Q: Are shareholders able to exercise appraisal rights?

A: Appraisal rights are not available to shareholders in connection with any of the proposals.

Q: Can I change my vote after I grant my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the annual general meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	filing a written revocation with the Secretary prior to the voting of such proxy;

•	giving a duly executed proxy bearing a later date; or

•	voting online during the annual general meeting.
Your online attendance during the annual general meeting will not itself revoke your proxy.
If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q: What will happen if I fail to vote or I abstain from voting?

A: Under applicable local law, if you are a shareholder of Civeo and (1) vote online during the annual general meeting or by proxy and mark your proxy or voting instructions to abstain, (2) do not vote online during the annual general meeting and do not respond by proxy or (3) fail to instruct your broker, bank or other nominee to vote, this will have no effect on the EPP Proposal, the Say-on-Pay Proposal or the Reverse Share Split Proposal. However, under NYSE rules governing the approval of equity compensation plans, a vote to abstain on the EPP Proposal will be counted as a vote "against" this proposal.
If you are a shareholder of Civeo and vote online during the annual general meeting and mark your proxy or voting instructions to withhold, this will have the effect of a vote withheld from the Director Proposal. If you are a shareholder of Civeo and vote online or by proxy during the annual general meeting and mark your proxy or voting instructions to withhold, this will have no effect on the Auditor Proposal. If you are a shareholder of Civeo and do not vote online during the annual general meeting or respond by proxy, this will have no effect on the Director Proposal or the Auditor Proposal.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you are a holder of record of shares of Civeo and sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Civeo represented by your proxy will be voted as recommended by the Civeo board of directors with respect to that proposal.

Q: What is the quorum requirement for the annual general meeting?

A: The presence of shareholders, by voting online during the annual general meeting or by proxy, holding at least a majority of the outstanding common shares will be required to establish a quorum. The shareholders that vote online during the meeting or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, withheld votes and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Q: Who is soliciting my proxy?

A: Proxies are being solicited by our board of directors for use at the annual general meeting and any adjournment or postponement thereof.

Q: Who is paying for the cost of this proxy solicitation?

A: We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of our shares.
In addition to soliciting proxies by mail, our board of directors, our officers and employees, or our transfer agent, may solicit proxies on our behalf by telephone and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of Okapi Partners LLC, our proxy solicitor, to be approximately $9,000. Computershare, our transfer agent, will serve as the inspector of election for the annual general meeting.

ELECTION OF DIRECTORS
(Proposal 1)
Two directors have been nominated for election at the annual general meeting to serve as Class III members of Civeo’s board of directors. Based on the recommendation of our Nominating and Corporate Governance Committee, Civeo’s board of directors has nominated Bradley J. Dodson and Timothy O. Wall for election to the two expiring Class III positions on the board of directors currently held by them, to hold office for three-year terms expiring at the annual general meeting of shareholders in 2023, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Shareholder nominations will not be accepted for filling board of directors seats at the annual general meeting because our articles require advance notice for such a nomination, the time for which has passed. Our board of directors has determined that Timothy O. Wall is “independent,” as that term is defined by the applicable NYSE listing standards. Since Mr. Dodson serves as our President and Chief Executive Officer, our board of directors has determined that Mr. Dodson does not qualify as "independent" in accordance with the applicable NYSE listing standards. See “Management—Director Independence” for a discussion of director independence determinations. See “Management” for a brief biography of all directors, including the director nominees.
Each of the nominees is a current member of the Civeo board of directors. Each of the nominees has consented to being named as a nominee in this proxy statement and to continue serving as director if re-elected at the annual general meeting. Although management does not contemplate the possibility, if any nominee withdraws or otherwise becomes unable to serve as a director at the time of the election, the shares represented by proxies will be voted for the election of a substitute nominated by the board of directors to replace such nominee.
Civeo’s board of directors recommends that you vote “FOR” each of the director nominees named above. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information as of March 31, 2020 regarding the individuals who serve as our executive officers and directors, including the two nominees for election to the Class III positions on the board of directors at the annual general meeting.

Name		Position(s)	Age	Class
Richard A. Navarre		Chairman of the Board	59	Class II
Bradley J. Dodson	*	President, Chief Executive Officer and Director	46	Class III
Carolyn J. Stone		Senior Vice President, Chief Financial Officer and Treasurer	47	—
Peter L. McCann		Senior Vice President, Australia	53	—
Allan D. Schoening		Senior Vice President, Canada	61	—
C. Ronald Blankenship		Director	70	Class I
Martin A. Lambert		Director	64	Class II
Constance B. Moore		Director	64	Class II
Charles Szalkowski		Director	71	Class I
Timothy O. Wall	*	Director	58	Class III

*	Nominee for election as Class III director at the annual general meeting.
Richard A. Navarre has been a director of Civeo since June 2014 and currently serves as Chairman of the board of directors of Civeo. Mr. Navarre is currently President and CEO of Covia Corporation. From June 2012 until August 2019, Mr. Navarre provided advisory services to the energy industry and investment firms. From 1993 until his retirement in 2012, Mr. Navarre was employed at Peabody Energy Corporation. He served as the President of the Americas, President and Chief Commercial Officer, Executive Vice President of Corporate Development and Chief Financial Officer. Mr. Navarre is currently an independent director, member of the audit committee and Chairman of conflicts committee for Natural Resource Partners LP (NYSE:NRP), independent director, chairman of compensation committee and member of audit and nominating and governance committees for Arch Coal, executive director and Chairman of the board of directors of Covia Corporation since June 2018 and was past Chairman of the board of directors for United Coal Company, LLC. He is a member of the Hall of Fame of College of Business at Southern Illinois University-Carbondale, and a member of Board of Advisors of the College of Business and Administration. Mr. Navarre is a Certified Public Accountant and received his B.S. in Accounting from Southern Illinois University-Carbondale.

Bradley J. Dodson has been President and Chief Executive Officer and director of Civeo since May 2014. Mr. Dodson held several executive positions with Oil States International, Inc. (“Oil States”), a global provider of integrated energy systems and solutions, from March 2001 to May 2014, including serving as Executive Vice President, Accommodations from December 2013 to May 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co. He holds a M.B.A. degree from The University of Texas at Austin and a B.A. degree in economics from Duke University.
Carolyn J. Stone has been Senior Vice President, Chief Financial Officer and Treasurer of Civeo since November 2019. Prior to her appointment, Carolyn served as Chief Accounting Officer since May 2019 and Vice President, Controller and Corporate Secretary of Civeo since May 2014. From April 2014 to May 2014, Ms. Stone was a consultant to Oil States. Ms. Stone served as Executive Vice President and Chief Financial Officer of Synagro Technologies Inc from March 2012 to September 2013. Prior to joining Synagro, Ms. Stone was at Dynegy Inc. from November 2001 until March 2012. She served as Senior Vice President and Chief Accounting Officer of Dynegy Inc. from July 2011 and Senior Vice President and Treasurer from March 2009 until July 2011. From November 2001 until March 2009, Ms. Stone held positions of increasing responsibility within the accounting department at Dynegy. Prior to joining Dynegy, Ms. Stone served in the accounting and auditing practice at PricewaterhouseCoopers LLP from 1995 to 2001. Ms. Stone received a Bachelor of Business Administration degree and a Master of Professional Accounting degree from the University of Texas. She is a Certified Public Accountant.

Peter L. McCann has served as Senior Vice President, Australia since June 2014. Mr. McCann was Managing Director of The MAC, a wholly owned subsidiary of Civeo, from June 2012 to June 2014. From January 2010 through June 2012, Mr. McCann was the Executive General Manager, Finance for The MAC. From 2004 to 2010, Mr. McCann served as Chief Financial Officer of Royal Wolf Trading. Mr. McCann holds a Bachelor of Commerce degree in accountancy from the University of New South Wales.
Allan D. Schoening has served as Senior Vice President, Canada since November 2018. Prior to his appointment, Mr. Schoening served as Senior Vice President, Corporate Affairs of Civeo since June 2017. From April 2014 to May 2017, he served as Senior Vice President, Human Resources & Health, Safety and Environment of Civeo. From June 2012 to April 2014, Mr. Schoening served as Senior Director and then Vice President, Human Resources and Health, Safety and Environment for PTI Group Inc., a subsidiary of Oil States. From June 2009 to May 2012, Mr. Schoening was self-employed as an independent business consultant. Prior to 2009, Mr. Schoening was based in London, England where he served as Senior Vice President for Katanga Mining Limited, a Canadian listed mining company with operations in Africa, for the period from 2005 to 2009. From 1995 to 2004, Mr. Schoening served in senior and executive management positions with Barrick Gold Corporation and Kinross Gold. Mr. Schoening’s career also includes domestic and international assignments with the completions division of Schlumberger Limited. He holds a B.A., Psychology (Spec.) from the University of Alberta.
C. Ronald Blankenship has been a director of Civeo since July 2014 and is currently the Chairman of the Finance and Investment Committee. Mr. Blankenship served as President and Chief Executive Officer of Verde Realty in January 2009 and he assumed the additional responsibilities of Chairman of the Board from January 2012 to December 2012. Prior to 2009, he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated. Prior to his role as Vice Chairman, he served as Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director of Security Capital from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. Prior to 1991, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Prior to that, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company. Mr. Blankenship began his career at Peat Marwick Mitchell & Company. Mr. Blankenship currently serves on the boards of Regency Centers Corp. (NYSE:REG), Pacolet Milliken Enterprises, Inc., a private investment company, Berkshire Residential Investments, a private investment management company (Chairman), and Merit Hill, a privately owned and operated real estate company. Mr. Blankenship is a Certified Public Accountant and a graduate of the University of Texas at Austin.
Martin A. Lambert has been a director of Civeo since May 2014 and is currently the Chairman of the Compensation Committee. Mr. Lambert is retired. He served as Chief Executive Officer of Swan Hills Synfuels LP, an energy conversion company, from November 2008 until July 2014. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner of Bennett Jones LLP, a Canadian law firm, from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. He served as a director of Oil States from February 2001 to May 2014 and Calfrac Well Services Ltd., from March 2004 to May 2010. Mr. Lambert currently serves as lead director, compensation, and as a member of the audit committee of Banded Iron Group Ltd., a private company involved in Canadian, U.S. and other international oilfield services. Mr. Lambert received his LLB degree from the University of Alberta in 1979.
Constance B. Moore has been a director of Civeo since June 2014 and is currently the Chairman of the Audit Committee. Ms. Moore has served as a director of TriPointe Group (NYSE: TPH) since July 2014 and is currently the Chairman of the compensation committee as well as a member of its audit committee. Ms. Moore has served as a director of Columbia Property Trust (NYSE: CXP) since November 2017 and serves on both its audit committee and its investment committee. Ms. Moore was a director of BRE Properties, Inc. (BRE) (NYSE: BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014 and served as President and Chief Operating Officer of BRE from January 2004 until December 2004. Ms. Moore has more than 35 years of experience in the real estate industry. Prior to joining BRE in 2002, she was the managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust (NYSE:ASN). Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor’s degree from San Jose State University. In 2009, she served as chair of the National Association of Real Estate Investment Trusts. Currently, she is chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley; serves on the board of Haas School of Business, UC Berkeley; serves on the board of Bridge Housing Corporation; is a Governor and Trustee of the Urban Land Institute (ULI); serves on the board of the ULI-Foundation and the ULI Global Board; and serves on the board of the Tower Foundation at San Jose State University.

Charles Szalkowski has been a director of Civeo since June 2014 and is currently the Chairman of the Nominating and Corporate Governance Committee. Mr. Szalkowski worked with the law firm of Baker Botts L.L.P. from 1975 until he retired as a partner and general counsel of the firm in December 2012. Since his retirement, Mr. Szalkowski has pursued his personal interests. Mr. Szalkowski is an emeritus member of the Rice University Board of Trustees, where he had previously chaired the Board’s audit committee and served on the compensation committee. He remains on the Rice audit committee. He was previously on the board of directors of Accelerate Learning Inc. (formerly Stemscopes Inc.). Mr. Szalkowski became a Certified Public Accountant in 1971 and received his J.D. and M.B.A. degrees from Harvard University in 1975 and B.S. in Accounting and B.A. in economics and political science from Rice University in 1971.
Timothy O. Wall has been a director of Civeo since March 2017. Mr. Wall served as the President of Kitimat LNG Upstream Operations, a division of Apache Canada Ltd. (a subsidiary of Apache Corporation, an oil and gas exploration and production company), from March 2013 until June 2015. He previously served as the President of Apache Canada Ltd. from May 2009 to March 2013 and as Managing Director and Regional Vice President, Australia of Apache Corporation from August 2005 to May 2009. From 1990 until August 2005, Mr. Wall served in various other positions within Apache Corporation. Mr. Wall currently provides advisory services to the energy industry. Mr. Wall has been a member of the board for several industry organizations, including the Canadian Association of Petroleum Producers, Australian Petroleum Production and Exploration Association and the Australian Minerals and Mines Association. Mr. Wall received his B.S. in Petroleum Engineering from Texas A&M University.
Qualifications of Directors and Nomination Process
When identifying our directors appointed to our board, the following are considered:

•	the person’s reputation, integrity and independence;

•	the person’s qualifications as an independent, disinterested, non-employee or outside director;

•
the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board of directors and the current state of Civeo and the accommodations industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to Civeo; and

•	the person’s knowledge of areas and businesses in which we operate or another area of our operational environment.
We believe that the above-mentioned attributes, along with the leadership skills and other experience of the Civeo board of directors described below, provide Civeo with the perspectives and judgment necessary to guide its strategies and monitor their execution.
We believe the breadth and variety of business experience of each of our directors and director nominees identified in the following table make each of them well qualified to serve on our board of directors.

	Executive Leadership	Financial	Accommodations Real Estate and Hospitality	International Operations	Experience in Industry of Primary Customers	Health Safety & Environment Experience	Public Company CEO or C-Suite Experience	Public Company Director Experience
Richard A. Navarre	✓	✓		✓	✓	✓	✓	✓
C. Ronald Blankenship	✓	✓	✓	✓			✓	✓
Bradley J. Dodson	✓	✓	✓	✓		✓	✓	✓
Martin A. Lambert	✓	✓	✓	✓	✓		✓	✓
Constance B. Moore	✓	✓	✓				✓	✓
Charles Szalkowski	✓	✓		✓				✓
Timothy O. Wall	✓	✓		✓	✓	✓		✓

In selecting nominees for the board of directors, the Nominating and Corporate Governance Committee considers, among other things, the diversity of the board of directors in terms of educational background, business industry experience, and knowledge of different geographic markets and the accommodations industry, and these factors are considered by the board of directors when identifying individuals for board membership. In the case of each current director being considered for renomination, the Nominating and Corporate Governance Committee took into account the director’s history of attendance at board of directors and committee meetings, the director’s tenure as a member of the board of directors and the director’s preparation for and participation in such meetings.
In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the board of directors, management, shareholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a professional search firm in order to identify, recruit and evaluate qualified candidates for the board of directors. The Board and the Nominating and Corporate Governance Committee are committed to actively seeking new and diverse members whose expertise lend to the greater needs of the Board. In that regard, the Nominating and Corporate Governance Committee considers race and gender of prospective director candidates, as well as the factors identified above in order to achieve an overall variety and mix of diversity among our directors. The effectiveness of this policy is assessed in connection with the Board's annual evaluation.
The Nominating and Corporate Governance Committee will consider recommendations from various sources, including from shareholders, regarding possible candidates for director. To submit a recommendation to the Nominating and Corporate Governance Committee, a shareholder should send a written request to the attention of Civeo’s Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve, if elected, and any other information the shareholder may deem relevant to the committee’s evaluation. The request must also disclose the number of common shares beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the shareholder making a nomination and other parties with respect to the nomination. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources. These procedures do not preclude a shareholder from making nominations in accordance with the process described below under “Future Shareholder Proposals.”
Director Independence
Under rules adopted by the NYSE, our board of directors must have a majority of independent directors. To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the board of directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).
The Civeo board of directors reviews, as appropriate, material or relevant direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as that the director is not an employee of Civeo and has not engaged in various types of business dealings with Civeo. In addition, as further required by the NYSE, the Civeo board of directors has made a subjective determination that each independent director has no material relationship with Civeo (either directly or as a partner, shareholder or officer of an organization that has a relationship with Civeo). When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.

The Civeo board of directors has determined that, except for Bradley Dodson, our President and Chief Executive Officer, all of Civeo's current directors (Richard A. Navarre, C. Ronald Blankenship, Martin A. Lambert, Constance B. Moore, Charles Szalkowski, and Timothy O. Wall) as well as Ronald J. Gilbertson throughout the period he served on the board, qualify as “independent” in accordance with the applicable NYSE listing standards.
Board Structure
The Civeo board of directors is divided into three classes, each of roughly equal size. There are currently two directors of Class I, three directors of Class II and two directors of Class III. The members of each class serve for three years following their election, with one class being elected each year. The directors designated as Class III directors will have terms expiring at the annual general meeting. If elected at the annual general meeting, Messrs. Dodson and Wall, as Class III directors, will have terms expiring in 2023. The directors designated as Class I directors have terms expiring in 2021, and the directors designated as Class II directors have terms expiring in 2022.
Board Committees
The Civeo board of directors has established several standing committees in connection with the discharge of its responsibilities.

Audit Committee
Civeo’s board of directors has established an Audit Committee, consisting entirely of independent directors. The members of the audit committee are Messrs. Blankenship and Szalkowski and Ms. Moore, each of whom the board of directors has determined is independent under applicable NYSE and SEC rules for board of director and audit committee independence.
The Audit Committee meets separately with representatives of our independent auditors, our internal audit personnel and representatives of senior management in performing its functions. The Audit Committee appoints our independent auditors and reviews the general scope of audit coverage, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The board of directors has determined that each of Messrs. Blankenship and Szalkowski and Ms. Moore is financially literate and has accounting or related financial management expertise, each as required by the applicable New York Stock Exchange (“NYSE”) listing standards. The board of directors also has determined that Mr. Blankenship and Ms. Moore qualify as audit committee financial experts under the applicable rules of the Exchange Act. A more detailed discussion of the Audit Committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Audit Committee Charter” at the bottom of the page.
Compensation Committee
Civeo’s board of directors has established a Compensation Committee, consisting entirely of independent directors. The members of the compensation committee are Messrs. Blankenship and Lambert and Ms. Moore, each of whom the board of directors has determined is independent under applicable NYSE and SEC rules for board of director and compensation committee independence.
The Compensation Committee administers the Equity Participation Plan (“EPP”), and in this capacity makes a recommendation to the full board of directors concerning the aggregate amount of all option grants or share awards to employees as well as specific awards to executive officers under the EPP. In addition, the Compensation Committee is responsible for (i) determining the compensation of our chief executive officer and other executive officers, (ii) overseeing and approving compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement. A more detailed discussion of the Compensation Committee’s mission, composition and responsibilities is contained in the Compensation Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Compensation Committee Charter” at the bottom of the page.
Nominating and Corporate Governance Committee
Civeo’s board of directors has established a Nominating and Corporate Governance Committee, consisting entirely of independent directors. The members of the Nominating and Corporate Governance Committee are Messrs. Navarre, Szalkowski and Wall, each of whom the board of directors has determined is independent under applicable NYSE rules.
The Nominating and Corporate Governance Committee makes proposals to the board of directors for candidates to be nominated by the board of directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. A more detailed discussion of the Nominating and Corporate Governance Committee’s mission, composition and responsibilities is contained in the Nominating and Corporate Governance Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Nominating and Corporate Governance Committee Charter” at the bottom of the page.
Finance and Investment Committee
Civeo’s board of directors has established a Finance and Investment Committee. The members of the Finance and Investment Committee are Messrs. Blankenship, Lambert and Wall.
The Finance and Investment Committee assists the board of directors in its consideration of opportunities to enhance our long-term performance and valuation, including reviewing and making recommendations to the board of directors with respect to our strategic objectives and financial and operating metrics and performance. A more detailed discussion of the Finance and Investment Committee’s mission, composition and responsibilities is contained in the Finance and Investment Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Finance and Investment Committee Charter” at the bottom of the page.

Committee Composition
Below is a summary of our committee structure and membership information.
C - Chairperson             M - Member                 FE - Financial Expert

		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance and Investment Committee
Richard A. Navarre				M
C. Ronald Blankenship	FE	M	M		C
Martin A. Lambert			C		M
Constance B. Moore	FE	C	M
Charles Szalkowski		M		C
Timothy O. Wall				M	M

Board of Directors and Committee Meetings
During 2019, the Civeo board of directors held seven meetings, the Audit Committee held seven meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held four meetings and the Finance and Investment Committee held one meeting. Each of the directors attended 100% of the meetings of the board of directors and the committees on which he or she served. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual general meeting of shareholders and meetings of the board of directors and the committees on which they serve. All of our directors who served at the time of our 2019 annual general meeting of shareholders attended the meeting.
Executive Sessions
Our independent directors regularly meet in executive session with no members of management present and generally meet at each board meeting. Our Chairman of the Board, Richard Navarre, who is an independent director, presides at these sessions.
Board of Directors Oversight of Enterprise Risk
Risk oversight is a responsibility of the board of directors. The board of directors has delegated responsibility for monitoring certain enterprise risks to its standing committees. The Civeo board of directors and its committees utilize our Enterprise Risk Management ("ERM") process to assist in the oversight of our risks. Management and employees are responsible for day-to-day risk management, and management conducts a risk assessment of our business annually. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood of occurrence, materiality and anticipated timing of impact of the risk, as well as to identify steps to mitigate and manage each key risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.
The results of the risk assessments are reviewed with the Audit Committee and with the full board of directors annually. The centerpiece of the assessment is the discussion of our key risks, which include strategic, operational, regulatory, cybersecurity and other risks and the factors discussed above. As part of the process for evaluating each key risk, a senior manager is identified to manage the risk, monitor potential impact of the risk and execute initiatives to mitigate the risk.
Corporate Governance Guidelines
Civeo has adopted Corporate Governance Guidelines to best ensure that the board of directors has the necessary authority and practices in place to make decisions that are independent from management, that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management are aligned with the interests of the shareholders. Civeo’s Corporate Governance Guidelines are available at

www.civeo.com by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Corporate Governance Guidelines.”
Board of Directors Leadership
Our board of directors is led by our independent Chairman of the Board, and the Chief Executive Officer position is currently separate from the Chairman role. The board of directors maintains the flexibility to determine whether the roles of Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Civeo at a given point in time. We believe the separation of these two positions is appropriate corporate governance for us at this time because it promotes a strong independent leadership structure. In addition, we believe this structure facilitates effective oversight of management and enables the board to fulfill its risk oversight responsibilities.
Corporate Code of Business Conduct & Ethics
Civeo has adopted a Corporate Code of Business Conduct and Ethics (the “Code of Conduct”), which requires that all directors, officers and employees of Civeo act ethically at all times. This Code of Conduct is available at Civeo’s web site www.civeo.com by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Corporate Code of Business Conduct and Ethics.”
Substantially all of our employees are required to complete online training on a regular basis. That training includes a review of our Corporate Code of Conduct and an acknowledgment that the employee has read and understands the policy.
Financial Code of Ethics for Senior Officers
Civeo has adopted a Financial Code of Ethics for Senior Officers (the “Financial Code of Ethics”) that applies to our chief executive officer, chief financial officer, principal accounting officer and other senior officers (“Senior Officers”). The Financial Code of Ethics is available at Civeo’s website www.civeo.com by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Financial Code of Ethics for Senior Officers.”
Ethical principles set forth in the Financial Code of Ethics include, among other principles, matters such as:

•	Acting ethically with honesty and integrity;

•	Avoiding conflicts of interest;

•	Complying with disclosure and reporting obligations with full, fair, accurate, timely and understandable disclosures;

•	Complying with applicable laws, rules and regulations;

•	Acting in good faith, responsibly with due care, competence and diligence;

•	Promoting honest and ethical behavior by others in the work environment;

•	Respecting confidentiality of information acquired in the course of his or her work; and

•	Responsibly using and maintaining assets and resources employed or entrusted to the Senior Officer.
Senior Officers must also comply with the Code of Conduct.
Director Resignation Policy
We have adopted a director resignation policy, which is included in Civeo’s Corporate Governance Guidelines. The director resignation policy provides that, if a director receives a greater number of “withheld” votes than votes “for” his or her election, that director is required by our Corporate Governance Guidelines to tender his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will recommend to the board of directors the action, if any, to be taken with respect to the resignation. Any such resignation shall not be effective unless and until the board of directors chooses to accept the resignation in accordance with our Corporate Governance Guidelines. While not necessarily resulting in a resignation, the offer will provide the Nominating and Corporate Governance Committee the opportunity to consider the appropriateness of continued membership on the board of directors of the director who tendered resignation and make a recommendation to the board of directors as to the director’s continued service on the board. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, (1) the underlying reasons why shareholders may have “withheld” votes for election from such director, if known; (2) the length of service and qualifications of the director whose resignation has been tendered; (3) the director’s past and potential future contributions to us; (4) the current mix of skills and attributes of directors on the board; (5) whether, by accepting the resignation, we will no longer be in compliance with any applicable law, rule, regulation, or governing instrument; and (6) whether accepting the resignation would be in our best interests and those of our shareholders.

Civeo’s Corporate Governance Guidelines also provide that, if a director changes his or her employer or otherwise has a significant change in job responsibilities during his or her tenure as a director, that director is required to inform the Nominating and Corporate Governance Committee of the change and tender his or her resignation to the board of directors for consideration. Such resignation shall not be effective unless and until the board of directors chooses to accept the resignation. The board of directors, through the Nominating and Corporate Governance Committee, shall review the matter in order to evaluate the continued appropriateness of such director’s membership on the board of directors and each applicable board committee under these circumstances, taking into account all relevant factors and may accept or reject a proffered resignation.
In connection with Mr. Navarre's appointment as President and CEO of Covia Corporation in September 2019, Mr. Navarre submitted his resignation to the board of directors, which was reviewed by the Nominating and Corporate Governance Committee. After the recusal of Mr. Navarre from the Nominating and Corporate Governance Committee, the remaining members of the Nominating and Corporate Governance Committee approved that a recommendation be made to the Board to reject Mr. Navarre's resignation. The board of directors rejected Mr. Navarre's resignation, and requested and approved that he remain on the Board.
Communications with Directors
Shareholders or other interested parties may send communications, directly and confidentially, to our board of directors, to any committee of our board of directors, to non-management directors or to any director in particular by sending an envelope marked “confidential” to such person or persons c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of Civeo to the addressee without review by management.
Accounting and Auditing Concerns
The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Despite continuing headwinds faced by the energy sector throughout 2019, a number of significant financial and operational objectives were successfully completed through Mr. Dodson’s leadership. On the financial front, we continued to strengthen our balance sheet and reduce our leverage, a highlight not broadly seen across our sector. In particular, during 2019 we achieved the following:

•	Reduced total debt by $20.1 million;

•	Decreased our leverage ratio to 2.98 times at December 31, 2019, from 3.61 times at December 31, 2018;

•	Generated strong, positive free cash flow and EBITDA during the year;

•	Exceeded budget with respect to divisional financial performance in both Canada and Australia;

•	Extended key client contracts in both Canada and Australia;

•	Extended the maturity of our credit facility with improved flexibility; and

•	Achieved relative total shareholder returns in the top quartile compared to our compensation peer group.

Operationally, Mr. Dodson supported our regional operations teams to achieve continuing improvements in a number of areas of the business including the following:

•	Completed the expansion of our Sitka Lodge, on-time and under-budget;

•	Achieved synergies 60% greater from the Noralta Lodge Ltd. ("Noralta") acquisition than forecasted;

•	Expanded our cater-only business through the acquisition of Action Industrial Catering in Australia; and

•	Continued strong safety performance across all regions, resulting in a full year aggregate Total Recordable Incident Rate ("TRIR") of 0.54.

In light of the current market environment including the near term outlook for oil and gas activity, Mr. Dodson volunteered for an interim annualized salary reduction to $600,000, a 14% reduction from his target salary for 2019 of $700,000, with a corresponding reduction to his AICP target compensation for 2020, effective as of April 2, 2020.

Say-On-Pay Vote

Additionally, at our 2019 annual meeting, we obtained 99.5% approval by our shareholders casting votes on our Say-on-Pay proposal (excluding abstentions). Our Compensation Committee considered this high level of support in making its compensation-related decisions in 2019, but did not make any specific changes to our compensation program as a result of the vote.

Scope of Compensation Discussion and Analysis

In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the board of directors regarding the compensation of our named executive officers for 2019. Our named executive officers are:

•	Bradley J. Dodson, President, Chief Executive Officer and Director;

•	Carolyn J. Stone, Senior Vice President, Chief Financial Officer and Treasurer*

•	Peter L. McCann, Senior Vice President, Australia

•	Allan D. Schoening, Senior Vice President, Canada; and

•	Frank C. Steininger, Executive Vice President, Strategic Initiatives.**

*
Ms. Stone was appointed as Senior Vice President, Chief Financial Officer and Treasurer effective as of November 15, 2019. Ms. Stone previously served as our Chief Accounting Officer, Vice President, Controller and Corporate Secretary.

**
Mr. Steininger served as our Executive Vice President, Chief Financial Officer and Treasurer until November 15, 2019, when he transitioned to the role of Executive Vice President, Strategic Initiatives.

Compensation Governance

In keeping with our commitment to strong governance standards across our business, our executive compensation governance framework is built around the following:

•
A Compensation Committee comprised of individuals with deep relevant business experience, all of whom have served previously as chief executive officers of energy industry or real estate related companies. All members of the Compensation Committee are independent in accordance with NYSE listing standards;

•
A clearly defined decision-making framework and delegation of authority that ensures all material compensation decisions for section 16 officers are made solely by the Compensation Committee, whose priority is to ensure our policies and procedures allow Civeo to attract, reward and retain executives who are focused on delivering long-term results for shareholders; and

•	Clearly defined compensation policies structured to accommodate circumstances that are characteristic of a cyclical industry sector.

For further information on the background and qualifications of the members of our Compensation Committee, please see “Management—Executive Officers and Directors,” “Management—Board Committees—Compensation Committee” in this proxy statement.

Policies and Practices
The following are key policies and practices of our executive compensation program, which we believe align the interests of management with those of our shareholders and are best practices in compensation and governance.
Equity Awards Pricing. Civeo’s practice is to price awards at not less than the closing price on the date of grant.
Insider Trading and Hedging Policy. Civeo prohibits directors, officers and other employees from trading Civeo’s securities on the basis of or in the possession of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits directors, officers and designated managers from trading in Civeo’s securities without obtaining prior approval from Civeo’s Senior Vice President, Chief Financial Officer and Treasurer. Furthermore, Civeo’s hedging policy notes that hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Directors, officers and employees are prohibited from entering into any hedging transactions involving Civeo Securities. Directors, officers, and employees are also prohibited from engaging in short sales or trading in options or other derivative securities related to and pledging or margining Civeo securities.
Clawback Policy. Civeo’s clawback policy allows Civeo to recoup incentive-based compensation from current or former executive officers if the consolidated financial statements of Civeo are materially restated within three years of their initial public release or filing, and the board of directors determines, in its reasonable discretion, that any current or former executive officer has engaged in intentional misconduct, and such misconduct caused or partially caused the need for such restatement. In that case, the board of directors may within 12 months after such a material restatement, require that the executive forfeit and/or return to Civeo all or a portion of the compensation vested, awarded or received under any bonus, equity or other award during the period subject to restatement and the 12-month period following the initial public release or filing of the restated financial statements. The forfeiture and/or return of compensation under the policy would be limited to any portion that the executive officer would not have received if the consolidated financial statements had been reported properly at the time of their initial public release or filing. The clawback policy would not apply to restatements following a change of control, as defined in the Equity Participation Plan ("EPP"), and the policy does not limit the ability of Civeo to otherwise pursue forfeiture or reclamation of amounts under applicable law.
Executive Share Ownership Requirements. Civeo has established executive share ownership requirements to further align the interests of key executives with those of its shareholders. Our Executive Share Ownership Guidelines are calculated based on a multiple of the executive’s base salary, as set forth below:

Chief Executive Officer	5X
Other Named Executive Officers	2X
Other Section 16 Officers	1X
Executives who are covered by these guidelines have five years to reach their respective share ownership levels. On an annual basis, the Compensation Committee monitors compliance with these guidelines. As of March 25, 2020, all executive officers were in compliance with the guidelines (or, with respect to Ms. Stone, otherwise within the initial five-year period for compliance) as demonstrated in the chart below.

	Ownership in Shares
	Target	Current	Compliance
	Ownership	Holdings	Y/N
Executives
Bradley J. Dodson	1,724,138	2,558,073	Yes
Carolyn J. Stone	475,524	446,199	Yes*
Peter L. McCann	393,931	548,214	Yes
Allan D. Schoening	336,207	501,602	Yes
* Within grace period for compliance.
Independent Compensation Consultant. The Compensation Committee engaged Mercer, LLC (“Mercer”), an independent compensation consultant, to report directly to the Compensation Committee. The Compensation Committee reviews and approves Mercer's appointment annually. Mercer acted as independent compensation consultant for 2019 and has been approved by the Compensation Committee as its consultant for 2020.
Performance Share Awards. Long-term incentive awards made to named executive officers in 2019 were 50% performance-based.
Prohibited Practices. We do not allow any of the following:

•	Buying or selling puts, calls or options in respect of our securities, or pledging shares (including holding shares in a margin account) by directors and officers;

•	Excise tax gross-ups in any executive or change of control agreement entered into following our spin-off from Oil States International in May 2014;

•	Severance multipliers in excess of 3x;

•	Liberal share recycling in our long-term incentive plan;

•	Repricing of stock options or stock appreciation rights without shareholder approval;

•	Single-trigger vesting of equity awards upon a change of control; or

•	Unreasonably long terms for options.

We expect that over time, the governance landscape will continue to evolve and require both refinement of existing policies and adoption of new ones. Our Compensation Committee is committed to staying current with evolving governance standards and, where it feels that changes are warranted, to respond accordingly.
Executive Total Compensation Philosophy and Objectives
Civeo’s philosophy regarding its executive compensation programs for named executive officers is to provide a comprehensive and competitive total compensation program with the following objectives:

•	To attract, motivate, reward and retain executives with the experience and talent to achieve our short-term goals and objectives and successfully execute our longer-term strategic plans;

•	To reinforce the linkage between individual performance of executives and business results;

•	To align the interests of executives with the long-term interests of our shareholders; and

•	To ensure compensation does not promote overly conservative actions nor excessive risk taking.
Civeo’s total compensation program uses a combination of base salary, annual performance incentives and long-term equity-based incentives to achieve the four objectives described above. We target peer group median pay levels for all components of executive compensation; however, when warranted in the discretion of the Compensation Committee, awards above or below median levels of our peer group may be approved.
Compensation and Risk Management. Civeo’s compensation programs have been designed (i) to promote financial, operational and organizational growth, while giving due consideration to broader enterprise risk management issues and (ii) to maintain a balance between short and long-term incentive compensation, company growth, shareholder returns and risk. The Compensation Committee, in its sole discretion, retains full authority to adjust any aspect of Civeo’s compensation programs.

Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performs this assessment annually.
Our compensation philosophy and culture support the use of base salary, certain performance-based compensation plans and benefit programs that are generally uniform in design and operation in the markets where we operate. These compensation policies and practices are centrally designed and administered by the Compensation Committee. The following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•
Our overall executive compensation levels are competitive with the market, based on information provided by the Compensation Committee’s independent consultant and reviewed by the Compensation Committee;

•
Our executive compensation mix is balanced among (i) fixed components including salary and benefits, (ii) annual incentives that reward our overall financial and operating performance and (iii) long-term incentives, 50% of which are generally performance-based for named executive officers, to more closely tie executive compensation to shareholder interests and to provide for a substantial portion of at-risk compensation in relation to share price performance;

•
We implement what our Compensation Committee believes to be rigorous performance measures for executive compensation each year, whether absolute or relative, and set performance goals that we believe are reasonable in light of market conditions; and

•
We have established maximum award levels as a cap on performance incentives. Beginning in 2020, the Compensation Committee has committed to cap all future performance shares at 100% payout (Target), if Civeo's total shareholder return over the performance period is negative, irrespective of relative performance.

In summary, although a portion of the compensation provided to our named executive officers is based on our overall performance or division performance, we believe our compensation programs do not encourage excessive or unnecessary risk-taking by our named executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational, financial and safety goals. In addition, we believe that our share ownership, hedging and clawback policies also mitigate risk.
Executive Retention and Succession Planning. The Compensation Committee is sensitive to the critical importance of key employee and executive retention, recognizing the costs, potential impacts and replacement challenges that accompany the loss of talented leadership particularly in a difficult market environment. For 2019 and 2020, executive retention was carefully considered by the Compensation Committee in arriving at its long-term incentive award determinations for our named executive officers, all of which remained consistent with our past practices.
The Board and Compensation Committee regularly discuss, prepare and advance the Company’s succession plan. The Board regularly interacts with the Company’s senior management team, including senior team members below the named executive officer level, to enhance its view of the Company’s talent pool and the necessary development needs of each high potential employee within the framework of achieving the Company’s strategic goals. In addition, in the past, the Board has used outside consultants to assess, benchmark and propose development plans for the Company’s high potential employees. The Company has a plan in place to address interim successor, long-term successor and development and support plans for each. This succession plan is reviewed regularly by both the Board and the Compensation Committee for necessary changes and the development progress of potential successors.
Executive Compensation Decision-Making and Approval Process. All executive compensation decisions for named executive officers are made on behalf of Civeo solely by the Compensation Committee. Where appropriate, the Compensation Committee engages Mercer to research and make recommendations on issues considered important to executive compensation, as well to provide the Compensation Committee with insights on evolving compensation trends in relevant industry sectors.
Role of Executive Officers. The Compensation Committee consults our Chief Executive Officer in its determination of compensation matters related to the executive officers reporting directly to the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Compensation Committee on matters such as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the Chief Executive Officer considers such factors as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the Chief Executive Officer’s recommendations under advisement; however, the Compensation Committee makes all final decisions regarding such compensation matters. Our Chief Executive Officer’s compensation is reviewed annually and determined solely by the Compensation Committee, giving due consideration to performance against goals and objectives and other factors the Compensation Committee deems appropriate.

Role of Compensation Consultant. The Compensation Committee engages Mercer as its independent compensation consultant. Subsequent to its initial engagement of Mercer, the Compensation Committee has reviewed and confirmed its selection of Mercer on an annual basis.
Mercer’s role is to advise the Compensation Committee on matters relating to executive compensation and to help guide, develop and implement our executive compensation programs. Mercer reports directly to the Compensation Committee, and any requests management may have of Mercer throughout the course of its engagement must be approved by the Compensation Committee before any work is undertaken. Mercer has performed work for Civeo outside of the scope of its engagement by the Compensation Committee, but the Compensation Committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. The Compensation Committee conducted a review of its relationship with Mercer in 2019 and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest or independence concerns, consistent with the guidance provided under the Dodd-Frank Act and by the SEC and NYSE. In making this determination, the Compensation Committee noted that during 2019:

•	Mercer did not provide any services to Civeo or management other than services requested by or with the approval of the Compensation Committee;

•	Mercer maintains a conflicts policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

•	Fees paid to Mercer by Civeo during 2019 were less than 1% of Mercer’s total revenue;

•	None of the Mercer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);

•	None of the Mercer consultants working on matters with us (or any consultants at Mercer) had any business or personal relationship with any of our executive officers; and

•	None of the Mercer consultants working on matters with us own our common shares.
Since 2015, the Compensation Committee also approved the engagement of Mercer to provide benefits consulting services to Civeo. The decision to engage the consultant for these additional services was recommended by management, but approved by the Compensation Committee. During 2019, fees paid to Mercer in the form of commissions by our Canadian insurer and retirement plan fund manager totaled $38,969 and $17,600, respectively, for benefits consulting services provided to our Canadian operations. During 2019, fees paid to Mercer in the form of commission by our U.S. insurers and retirement plan administrator totaled $122,121 and $26,936, respectively, for consulting services provided to our U.S. operations. In the opinion of the Compensation Committee, the scale of these fees ($205,626 in the aggregate) does not compromise Mercer’s independence with regards to executive and director compensation advisory services it provides directly to the Compensation Committee. This independence is and will continue to be monitored on an ongoing basis. Fees paid to Mercer for compensation consulting services to the Compensation Committee totaled $98,307 in 2019.
Peer Group and Benchmarking. In late 2018, Mercer evaluated companies in the diversified support services, oil and gas equipment and services sectors whose business results are influenced by similar industry and commodity factors as Civeo. As a consequence of this review, Newalta Corp., Parker Drilling Company, Tesco Corp., and Willbros Group Corp. were removed from the peer group, and the recommendation was made to add three additional companies to the peer group, which were Nine Energy Service, Inc., Select Energy Services Ltd., and Total Energy Services, Inc. The addition of these companies to the peer group was approved by the Compensation Committee for 2019 compensation evaluation purposes. The primary review and selection criteria for the peer group remained unchanged and included the following: revenue size, market value, enterprise value, number of employees, business/operational characteristics and geographic footprint. The table below summarizes the peer group based on these metrics*.

	Revenue (in millions)	Market Value (in millions)	Enterprise Value (in millions)	Assets (in millions)
75th Percentile	$1,135	$463	$1,123	$1,484
Median	$878	$188	$559	$913
25th Percentile	$563	$74	$311	$624
Civeo*	$493	$287	$686	$1,011
Percentile Rank	21%	53%	56%	53%
*Financial information at the time the peer group was reviewed in October 2019.

2019 Compensation Peer Group

Basic Energy Services Inc.	Pioneer Energy Services Corp.

Black Diamond Group Ltd.	Precision Drilling Corp.

Exterran Corp.	Select Energy Services, Inc.

Forum Energy Technologies Inc.	Source Energy Services Ltd.

Horizon North Logistics Inc.	STEP Energy Services Ltd.

Matrix Service Company	TETRA Technologies Inc.

Nine Energy Service, Inc.	Total Energy Services Inc.

Newpark Resources Inc.	Unit Corp.

Oil States International Inc.
Performance Share Awards Peer Group. For the 2019 Performance Share Awards, the Compensation Committee determined that this same peer group would also be used as peers for assessing relative total shareholder return (“TSR”), based on their customer and asset bases, service offerings or levels of exposure to the natural resources sectors where earnings can be impacted by commodity prices.
2020 Peer Group. In late 2019, Mercer reviewed Civeo’s peer group of companies used for benchmarking purposes to assess the ongoing competitiveness and suitability of Civeo’s compensation programs and practices. Following that review, Mercer recommended that Pioneer Energy Services Corp. be removed as a result of their delisting from the NYSE. Further, Mercer recommended that Quintana Energy Services Inc. be added to the peer group based on their comparability with other companies in the peer group. The Compensation Committee approved these changes to the peer group, and it was determined that, unless otherwise determined in subsequent peer group evaluations, this new peer group is intended to be used by the Compensation Committee for compensation evaluation purposes for 2020.
Compensation Program Components
This section outlines each of the components of our compensation program. Compensation decisions specific to our named executive officers for 2019 for each of these components are discussed in greater detail immediately following this section. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.
Base Salary. Base salaries form the foundation of Civeo’s compensation program. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provides an element of compensation that is not at risk to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. Base salaries for named executive officers are reviewed annually by the Compensation Committee and, where deemed appropriate, adjusted to reflect competitive market conditions, as well as other internal factors, including performance, internal equity and changes to job scope and responsibility. In general, base salaries are targeted at median levels compared to comparable positions within the peer group but vary from this reference point when and where deemed appropriate by the Compensation Committee.
Annual Incentive Compensation Plan. The key objective of Civeo’s Annual Incentive Compensation Plan (“AICP”) is to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis. Awards made under the AICP are designed to represent a material component of target total cash compensation for our named executive officers.
Under the AICP, the Compensation Committee establishes an incentive target, expressed as a percent of base salary, for each executive officer based upon, among other factors including geographic market differences, the Compensation

Committee’s review of publicly available competitive compensation data for each position, level of responsibility and ability to impact or influence business results. For 2019, achieving results which exceeded a minimum, or threshold, level of performance triggered an AICP payout. Performance results at or below threshold (i.e., typically achieving a percentage less than 85% of the related AICP performance objective) results in no AICP award. A target award is earned when an executive achieves 100% of his or her budgeted safety and financial performance objectives. Overachievement is when performance results are above 100% of budgeted safety and financial performance, with the maximum being 120%. Where performance results fall between the threshold and target level, a pro rata percentage of the target amount is paid out. Where performance results fall between the target and overachievement level, 100-200% of the target amount is paid out proportionately.
The performance metrics for our AICP consist of financial metrics, typically budgeted earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted where deemed appropriate by the Compensation Committee, and safety performance.
The maximum AICP overachievement percentage permitted under the AICP is capped at two times the target level to mitigate the potential for excessive risk taking.
At the beginning of each year, our Compensation Committee is responsible for reviewing and recommending for approval by our board of directors, quantifiable corporate performance objectives, including those specific to our Chief Executive Officer. At the end of each year, the Compensation Committee reviews Civeo’s performance results, as well as incentive awards to be paid to each executive officer and, in aggregate, to other AICP participants. In its sole discretion, the Compensation Committee interprets all provisions of the AICP and has authority to make positive or negative adjustments in individual, business unit or Civeo's consolidated results.
Long-Term Incentive Plan. Civeo’s long-term incentive plan (“LTIP”), established under the EPP, is designed to provide an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and to support our efforts to attract and retain highly qualified executives to grow and develop Civeo in our highly competitive and cyclical industry.
The EPP provides for the grant of any combination of restricted share awards, restricted share units, performance awards, dividend equivalents, phantom share awards, deferred share awards, share payments or options. Broadly speaking, we award three types of long-term incentives to balance liquidity and dilution considerations and to ensure we deliver tax effective incentives to plan participants. These awards may be cash or share settled, depending on their type. For 2019, all named executive officers received equity awards made up of 50% time-based phantom units and 50% performance share awards. All long-term incentive awards made to employees are generally subject to a three-year vesting period, with time-based awards vesting equally each year from date of grant and performance-based awards vesting on the third anniversary of the grant. All awards are subject to the approval of our Compensation Committee.
In determining the value of award levels, the ratio of long-term incentives as a percentage of base salary is considered relative to a range of factors including market competitiveness, internal equity and individual performance. Generally, long-term incentive award values increase with position responsibility and are intended to comprise a larger component of an executive’s total direct compensation as his or her responsibility increases.
Performance Share Award Program. Our 2019 Performance Share Award Program is comprised of the following key elements:

Performance metric:	Relative TSR (compared against our defined peer group as described above)

Performance period:	Three years, commencing from the date of grant

Participants:	All named executive officers

Vesting:	Cliff vesting following completion of the performance period

Award amount:	Comprises 50% of a named executive officer’s annual long-term incentive award, as determined by the Compensation Committee

Payout:	Settled in either cash or shares, or a combination of both, at the discretion of the Compensation Committee

Calculation of our relative TSR will be conducted by a third party designated by the Compensation Committee following completion of the three-year performance cycle. Performance share awards granted in 2019 will be earned in amounts between 0% and 200% of the participant’s target performance share award, based on the payout percentage associated with Civeo’s percentile performance among the peer group as illustrated below:

Percentile Positioning	Multiplier

Less than 25th percentile	0.00x

25th percentile	0.25x

50th percentile	1.00x

75th percentile	1.50x

At or above 90th percentile	2.00x
If the performance metric yields a payout percentage of 0%, participants will not earn any performance shares for the applicable three-year performance period. Calculation of relative TSR includes all dividends paid over the performance cycle. Between the quartiles, linear interpolation is used for the actual percentile performance. Beginning in 2020, the Compensation Committee has committed to cap all future performance shares at 100% payout (Target), if Civeo's total shareholder return over the performance period is negative, irrespective of relative performance.
In the event a change of control of Civeo occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of the change of control were the last day of the performance period. In determining the payout percentage, the performance multiplier to be applied will be the percentile performance which is attained through the date of change of control. Payout of performance share awards will be made following the completion of the performance period subject to the participant’s continued employment through the end of the performance period. Should, however, the participant’s employment be terminated (1) by Civeo without cause or by the participant for good reason (as defined in the Performance Share Award Program) or (2) as a result of the participant’s death or disability, in either case following a change of control and prior to the payout of performance share awards, then the participant is entitled to payout of the performance share award under terms provided within the Performance Share Award Program.
All performance share awards have been approved by the Compensation Committee and the Board. For 2019, Mercer was engaged to calculate Civeo's ranking in regards to the performance awards that were issued in February of 2016. For those 2016 performance share awards that vested in February of 2019, Civeo was the highest ranked TSR in the group and therefore, a payout of 200% of target was approved.

All long-term incentive awards under the EPP are expensed in a manner to comply with Financial Accounting Standards Board, Accounting Standards codification, Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). Except in special circumstances, long-term incentive awards are made to participants in these plans annually, in conjunction with approval of annual year-end audited financial statements by the board of directors.
Other Perquisites and Personal Benefits. In general, Civeo does not offer to any executive perquisites or other personal benefits with an aggregate annual value over $10,000. Some executives are provided paid club memberships, which are used for business purposes.
Dual employment contract provisions for Messrs. Dodson and Steininger provide for income tax preparation services to satisfy their annual filing obligations and for tax equalization for pro rata compensation earned in Canada.
Benefit Plans. Civeo’s employee benefit plans are designed from a market competitive perspective with the objective of attracting and retaining talented employees. The Compensation Committee conducts periodic reviews of Civeo’s employee benefit plans to ensure the plans meet these objectives and where, in the Compensation Committee’s sole discretion, the Compensation Committee believes changes to these plans are warranted, the Compensation Committee will authorize such changes.
Civeo’s health and welfare benefits are provided to all North American employees, including U.S. and Canada-based executives. These benefits include comprehensive coverage for medical, prescription drug, vision and dental expenses, as well as life insurance, long-term disability, accidental death and dismemberment, business travel, employee assistance and flexible spending accounts. Contributions for these benefits, except the flexible spending account program, are based on a cost-sharing model between the employee and Civeo and are the same for employees and executives. In Australia, health benefits are provided through the government funded program.
Retirement Plans. Civeo offers a defined contribution 401(k) retirement plan to all of its U.S. employees, including its U.S.-based executives. Those participating in the plan can make contributions from their base salaries and cash incentive compensation up to annual limits defined by the IRS. Civeo makes matching contributions under this plan on the first 6% of the participant’s compensation, providing 100% match on the employee’s contribution up to 4% of his or her compensation and a 50% match on the employee’s contribution up to an additional 2% of the employee’s compensation. A similar defined contribution plan, which uses the same contribution formula, is in place in Canada and is structured pursuant to regulations established by the Canadian Revenue Agency. In Australia, employees and executives must contribute 9.5% of base salary (to an annual capped limit established by the Australia Taxation Office) to a superannuation fund administered by the Government. This contribution is paid for by Civeo.
2019 Executive Compensation
Base Salaries and Target AICP. Salary and target AICP adjustments were made in 2019 for designated executives. Mr. Dodson received an increase in base salary to $700,000 in March 2019 to reflect a more competitive salary as compared to other CEO’s of companies in our peer group. Mr. Steininger’s target AICP was increased from 70% to 75% of base salary in light of his achievements in 2018 including the successful integration of Noralta and the credit facility extension. An adjustment to Ms. Stone's base salary to $340,000 was approved by the Compensation Committee, accompanying her promotion to Senior Vice President, Chief Financial Officer and Treasurer, effective November 15, 2019. Accompanying this increase, Ms. Stone's AICP target was also adjusted to 60% effective November 15, 2019. The base salary and AICP targets for the remaining NEOs remained unchanged for 2019. In light of the current market environment including the near term outlook for oil and gas activity, Mr. Dodson volunteered for an interim annualized salary reduction to $600,000, a 14% reduction from his target salary for 2019 of $700,000, with a corresponding reduction to his AICP target compensation for 2020, effective as of April 2, 2020.

Annualized base salaries, as in effect on December 31, 2019, and target AICP levels for 2019 are set forth below for each named executive officer.

Name	Position (December 31, 2019)	Base Salary (USD)	Target AICP
Bradley J. Dodson	President and Chief Executive Officer	$700,000	100%
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	$340,000	60%
Peter L. McCann	Senior Vice President, Australia	$292,068	65%
Allan D. Schoening	Senior Vice President, Canada	$358,008	60%
Frank C. Steininger	Executive Vice President, Strategic Initiatives	$450,000	75%
2019 AICP Awards. The following performance metrics formed the basis for annual incentive award determinations for our named executive officers for 2019:

Name	Position (December 31, 2019)	Financial Performance		Safety Performance
		Corporate	Division
Bradley J. Dodson	President and Chief Executive Officer	80%	n/a	20%
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	80%	n/a	20%
Peter L. McCann	Senior Vice President, Australia	40%	40%	20%
Allan D. Schoening	Senior Vice President, Canada	40%	40%	20%
Frank C. Steininger	Executive Vice President, Strategic Initiatives	80%	n/a	20%
Our sole metric for evaluating financial performance for AICP purposes in 2019 was Adjusted EBITDA. EBITDA is widely recognized as a primary valuation and comparison metric used in the industry and, for this reason, was selected as the most suitable metric for 2019. EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude impairment charges and certain other costs, as noted below.
Adjustments to EBITDA under the AICP for 2019 reflected one-time, unanticipated financial events incurred following approval of the 2019 budget. For 2019, specific adjustments included impairment expenses, expenses related to unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates, transaction related costs and certain other costs. All adjustments to EBITDA for AICP purposes were reviewed and approved by the Compensation Committee. The consolidated and Australian adjusted EBITDA targets were adjusted for the Board approved, budgeted EBITDA of the Action Industrial Catering acquisition completed in July 2019.
In 2019, the following performance results under the AICP were considered for award determination purposes:

•	Consolidated Adjusted EBITDA of USD $114.6 million (101.4% of budget);

•	Adjusted EBITDA for our Canadian division of CAD $95.8 million (101.5% of budget);

•	Adjusted EBITDA for our Australian division of AUD $79 million (113.8% of budget);

•	TRIR safety performance achievement of 133% payout for Consolidated; 100% payout for Canada, 200% payout for the United States and 73.33% payout for Australia.
Based on these results, the following AICP payouts were approved by the Compensation Committee. These payouts are stated in U.S. dollars. Mr. McCann’s bonus, which is paid out in Australian dollars, has been converted to U.S. dollars below at an exchange rate of $0.6954 U.S. dollar per Australian dollar, the average exchange rate for 2019. Mr. Schoening’s bonus, which is paid out in Canadian dollars, has been converted to U.S. dollars below at an exchange rate of $0.7537 U.S. dollar per Canadian dollar, the average exchange rate for 2019.

Name	Position	Business Performance		Total AICP Payout
		Financial	Safety	$	% of Target
Bradley J. Dodson	President and Chief Executive Officer	$583,558	$181,187	$764,745	112%
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	$125,290	$38,901	$164,191	112%
Peter L. McCann	Senior Vice President, Australia	$209,840	$27,844	$237,684	125%
Allan D. Schoening	Senior Vice President, Canada	$184,500	$42,961	$227,461	106%
Frank C. Steininger	Executive Vice President, Strategic Initiatives	$289,143	$89,775	$378,918	112%
2019 Long-Term Incentive Awards. For 2019, Civeo granted a combination of performance share awards, restricted stock awards, restricted share units, phantom share units and deferred share awards as long-term incentives to its named executive officers and other key employees. The value of awards made to individuals in this group took into consideration the following factors:

•	Corporate, business unit and individual performance;

•	Competitive market practice;

•	Executive retention;

•	Impact of awards and quantum of awards on dilution and liquidity; and

•	Tax considerations in the U.S., Canada and Australia.
LTIP awards approved by the Compensation Committee were made at levels generally consistent with past practice.

Name	Position				Valuation (1)
		Phantom Share Units	Performance Share Awards	Stock Price at Date of Grant ($)
Bradley J. Dodson	President and Chief Executive Officer	463,439	463,439	$2.53	$2,901,128
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	83,004	83,004	$2.53	$519,605
Peter L. McCann	Senior Vice President, Australia	74,195	74,196	$2.53	$464,464
Allan D. Schoening	Senior Vice President, Canada	106,453	106,453	$2.53	$666,396
Frank C. Steininger	Executive Vice President, Strategic Initiatives	177,866	177,866	$2.53	$1,113,441

(1)
This column shows the full grant date fair value of phantom share units and performance share awards as computed under FASB ASC Topic 718—Stock Compensation and granted to the named executive officers during 2019. Generally, the grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. For purposes of all awards, other than performance share awards, the value in this column is based upon the stock price on date of grant. For purposes of the performance share awards, the per share grant date fair value was $3.73, which was calculated using a Monte Carlo simulation pricing model. See Note 19 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019 for additional detail regarding assumptions underlying the value of these awards.

Chief Executive Officer Compensation
During its evaluation of Mr. Dodson’s compensation, the Compensation Committee reviewed (i) performance against the 2019 business plan, (ii) TSR performance against a group of peer companies, (iii) pay levels and compensation trends at a peer group companies and (iv) progress against the Company’s strategic plan.
In addition to performance information that supports compensation levels that is included in the proxy statement, the Company provides additional information in the Annual Report on Form 10-K including a performance graph that reflects the company’s relative stock performance against the S&P 500, PHLX Oil Services Sector, the prior peer group and the current peer group to assist shareholders and proxy advisors as they consider a “Say on Pay” analysis. The performance graph covers a five-year period with the first year being 2014; the year that Civeo was spun out from Oil States International. During the last half of 2014, the Company’s share price was negatively impacted by actions taken by certain activist shareholders who sold large positions which negatively influenced the share price. Additionally, during that same period, a significant decline in the price of oil began, which negatively impacted market sentiment and performance across the energy sector. Notwithstanding the problems encountered in 2014, management has focused on a plan to maximize free cash flow, reduce debt and improve operating results which is reflected in relative performance during 2015 and thereafter.
In 2019, the Company made progress on its financial strategic initiatives of generating free cash flow and reducing its total debt. In 2019, under Mr. Dodson’s leadership, the company achieved the following:

•	Reduced total debt by $20.1 million;

•	Decreased our leverage ratio to 2.98 times at December 31, 2019, from 3.61 times at December 31, 2018;

•	Generated strong, positive free cash flow and EBITDA during the year;

•	Exceeded budget with respect to divisional financial performance in both Canada and Australia;

•	Extended key client contracts in both Canada and Australia;

•	Extended the maturity of our credit facility with improved flexibility; and

•	Achieved relative total shareholder returns in the top quartile compared to our compensation peer group over the past three years.
The following graph shows the composition of Mr. Dodson’s compensation for 2019.

Executive and Change of Control Agreements
Civeo maintains Executive Agreements with Messrs. Dodson, Steininger and McCann and Change of Control Agreements with Mr. Schoening and Ms. Stone. These agreements are not considered long-term employment agreements and as such, U.S. executives are employed “at will” by Civeo. The agreements provide protection in the event of a qualified termination, which is defined as an (i) involuntary termination of the executive officer by Civeo other than for “Cause” or (ii) a voluntary termination by the executive for “Good Reason” during a specified period of time after a corporate “Change of Control” (as defined in each agreement) of Civeo. The triggering events were selected due to the executive not having complete control in either of these circumstances. Executives exercise control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.
The Change of Control provisions under both types of agreements are intended to encourage continued employment by Civeo of its executive officers and minimize distractions around related uncertainties and risks created by a proposed Change of Control. Unlike “single-trigger” arrangements that pay out immediately upon a change of control, Civeo’s agreements require a “double-trigger” (i.e., a change of control along with a qualifying loss of employment). Where a qualified termination occurs during the protection period following a Change of Control, the agreements provide for a lump-sum payment to the executive officer based on the executive's base salary and target annual incentive amount in place on the date of termination. Under the terms of their Executive Agreements, Messrs. Dodson, Steininger and McCann are each entitled to receive a lump-sum payment equal to two times their base salary and target annual incentive amount if a qualified termination occurs during the 18-month (or 24-month for Mr. Dodson) protection period following a Change of Control. Where a qualified termination occurs outside the protection period following a Change of Control, Messrs. Dodson, Steininger and McCann will be entitled to receive a lump-sum payment equal to one year’s base salary and target annual bonus amount as well as other benefits described below. Under the terms of Mr. Schoening's and Ms. Stone's Change of Control Agreements, they are both entitled to receive a lump-sum payment equal to 1.75 times their base salary and target annual incentive amount if a qualified termination occurs during the 18-month period following a Change of Control. Where a qualified termination occurs outside of the protection period following a Change of Control, Mr. Schoening and Ms. Stone and are not entitled to receive any severance payments or benefits.
In addition, the agreements provide that all restricted stock awards, restricted share units, performance shares, deferred shares, phantom units, options and other equity-based awards will vest immediately, that all restrictions on such awards will lapse upon a Change of Control and a qualified termination and that outstanding options will remain exercisable for a period of 90 days. The executive officer will also be entitled to (A) in the case of Messrs. Dodson, Steininger, and Schoening and Ms. Stone, health benefits until the earlier of (i) 36 months (in the case of Mr. Dodson), 24 months (in the case of Mr. Steininger) or 12 months (in the case of Mr. Schoening and Ms. Stone) and (ii) the date the executive began receiving comparable benefits from a subsequent employer, (B) in the case of Messrs. Dodson, Steininger, and Schoening and Ms. Stone, vesting of all employer contributions to our 401(k) plan to the extent not already vested and (C) for each named executive officer, outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. The executive agreement entered into with Mr. Dodson while employed by Oil States International Inc. entitled Mr. Dodson to be made whole for any excise taxes incurred with respect to severance payments that were in excess of the limits set forth under the Internal Revenue Code. No excise tax gross-up protection is available to Mr. Steininger, Mr. McCann, Mr. Schoening or Ms. Stone. See “Potential Payments Under Termination or Change of Control” in this proxy statement for additional disclosures of severance and Change of Control payments for named executive officers.
Civeo’s Executive Agreements have a term of three years, Mr. Schoening and Ms. Stone's Change of Control Agreements have a term of two years and each of the agreements are extended automatically for one additional day on a daily basis, unless notice of non-extension is served by the board of directors. Where notice is served, the agreement will terminate on the third anniversary, or the second anniversary in the case of Mr. Schoening and Ms. Stone, of the date notice was given. To receive benefits under the Executive Agreement or Change of Control Agreement, the executive officer is required to execute a release of all claims against Civeo.
For additional information on non-change of control severance payments available under the Executive Agreements as well as additional information on these benefits, see the section entitled “Potential Payments Upon Termination or Change of Control” below.
Dual Employment Contracts. Messrs. Dodson and Steininger are both parties to dual employment contracts with Canadian and U.S. legal entities of Civeo. These contracts are in place to permit each such executive to execute contracts and other legal agreements on behalf of entities in either jurisdiction and to work and perform cross-border services on an uninterrupted basis. The terms of these contracts allocate a portion of each such executive’s time to services performed in the United States and Canada provide for tax equalization payments intended to put the executive in the same position as if his or her employment income were all earned in the State of Texas.
Accounting and Tax Considerations. Under Section 162(m) of the Code, a limitation exists on tax deductions of any publicly-held corporation for individual compensation to certain “covered employees” of such corporation exceeding $1,000,000 in any taxable year. For taxable years beginning after December 31, 2017, the previously existing exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation was repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any compensation awarded prior to such date will be fully tax deductible.
All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718—Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Civeo’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Martin A. Lambert, Chairperson
C. Ronald Blankenship
Constance B. Moore

SUMMARY COMPENSATION TABLE
The following table sets forth certain information regarding compensation paid in respect of specified periods to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Bradley J. Dodson	2019	$681,154	$—	$2,901,128	$—	$764,745	$49,855	$4,396,882
President and Chief Executive Officer	2018	595,385	—	2,599,764	—	214,338	24,378	3,433,865
	2017	575,000	—	2,047,890	—	851,644	38,638	3,513,172

Carolyn J. Stone	2019	$285,125	$—	$519,605	$—	$164,191	$15,161	$984,082
Senior Vice President, Chief Financial Officer and Treasurer

Peter L. McCann(2)	2019	$292,068	$—	$464,464	$—	$237,684	$15,177	$1,009,393
Senior Vice President, Australia	2018	314,160	—	535,766	—	167,762	16,637	1,034,325
	2017	322,098	—	522,322	—	336,718	23,206	1,204,344

Allan D. Schoening(3)	2019	$358,008	$—	$666,396	$—	$227,461	$20,731	$1,272,596
Senior Vice President, Canada	2018	309,552	—	620,841	—	56,859	102,086	1,089,338
	2017	273,757	—	532,351	—	202,733	58,242	1,067,083

Frank C. Steininger	2019	$450,000	$—	$1,113,441	$—	$378,918	$30,285	$1,972,644
Executive Vice President, Strategic Initiatives	2018	444,462	—	1,726,578	—	112,004	29,158	2,312,202
	2017	416,846	—	1,087,892	—	370,440	31,971	1,907,149

(1)
This column represents the dollar amounts, for years shown, of the aggregate grant date fair value of performance share, restricted stock award, restricted share unit, deferred share, and phantom share units, as applicable, granted in those years computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that Civeo expects to expense in its financial statements over the award’s vesting schedule and, for performance share awards, is based on the probable outcome of the applicable performance conditions. If the maximum performance level were achieved for the performance shares included in this column, the following amounts would have been included for Messrs. Dodson, Steininger, McCann, Schoening and Ms. Stone, respectively in 2019, $3,457,255, $1,326,880, $553,502, $794,139 and $619,210. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Civeo’s future accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. See Note 19 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019 for additional detail regarding assumptions underlying the value of these awards.

(2)
Compensation reported for Mr. McCann, other than share awards, was made in Australian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Australian dollar average exchange rate for 2019, 2018, and 2017 was $0.6954, $0.7480, and $0.7669 respectively.

(3)
Compensation reported for Mr. Schoening, other than share awards, was made in Canadian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Canadian dollar average exchange rate for 2019, 2018 and 2017 was $0.7537, $0.7719 and $0.7712 respectively.

(4)
Amounts for “Non-Equity Incentive Plan Compensation” paid to each of the named executive officers were made pursuant to Civeo’s AICP and were paid in 2020, 2019 and 2018, respectively. For a description of Civeo’s plan, see “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation Plan.”

(5)	The amounts shown in the “All Other Compensation” column reflect the following for each Named Executive Officer for 2019:

Name and Principal Position	Year	Retirement Plan Match ($)(a)	Non-Registered Savings Plan Match ($)(a)	Other ($)(b)	Total
Bradley J. Dodson	12/31/2019	$14,000	—	$35,855	$49,855
Carolyn J. Stone	12/31/2019	$14,000	—	$1,161	$15,161
Peter L. McCann	12/31/2019	$15,177	—	$—	$15,177
Allan D. Schoening	12/31/2019	$10,262	10,469	$—	$20,731
Frank C. Steininger	12/31/2019	$14,000	—	$16,285	$30,285

(a)
Represents the matching contributions allocated by Civeo, as applicable, to Messrs. Dodson, Steininger, Schoening and Ms. Stone pursuant to the 401(k) Retirement Plan and Canadian Retirement Plan, as more fully described in “Compensation Discussion and Analysis Compensation Program

Components—Retirement Plans” and “—Deferred Compensation Plan,” included herein. For Mr. McCann, represents a contribution to his Australian Superannuation fund as required by Australian law. For Mr. Schoening such amount also reflects additional contributions made to our Canadian Non-Registered Savings Plan in excess of contribution limits applicable to the Canadian Retirement Plan under the Canadian Tax Act.

(b)
The amounts shown in the “Other” column for Mr. Dodson include $2,335 in imputed income attributable to life insurance benefits and $33,520 in Canadian taxes paid by Civeo in relation to his Dual Employment contract. The amounts in the “Other” column for Mr. Steininger include $4,248 in imputed income attributable to life insurance benefits and $11,987 in Canadian taxes paid by Civeo on his behalf in relation to his Dual Employment contract and $50 in income attributable to a company service award. The amounts shown in the "Other column for Ms. Stone include $1,111 in imputed income attributable to life insurance benefits and $50 in income attributable to a company service award.

GRANTS OF PLAN BASED AWARDS FOR 2019
The following table provides information about equity and non-equity awards granted to our named executive officers in 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley J. Dodson	AICP		$—	$700,000	$1,400,000
	Phantom Units	2/25/2019							463,439	$1,172,501
	Performance Shares	2/25/2019				—	463,439	926,878		$1,728,627
Carolyn J. Stone	AICP		—	$204,000	$408,000
	Phantom Units	2/25/2019							83,004	$210,000
	Performance Shares	43521				—	83,004	166,008		$309,605
Peter L. McCann(5)	AICP		$—	$189,844	$379,688
	Phantom Units	2/25/2019							74,195	$187,713
	Performance Shares	2/25/2019				—	74,196	148,392		$276,751
Allan D. Schoening(6)	AICP		$—	$214,805	$429,610
	Phantom Units	2/25/2019							106,453	$269,326
	Performance Shares	2/25/2019				—	106,453	212,906		$397,070
Frank C. Steininger	AICP		$—	$337,500	$675,000
	Phantom Units	2/25/2019							177,866	$450,001
	Performance Shares	2/25/2019				—	177,866	355,732		$663,440

(1)
The amounts shown in the columns “Threshold”, “Target” and “Maximum” reflect the threshold, target and overachievement levels of bonus payable under the AICP (see discussion in “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation Plan”), which is based on an executive’s base salary paid during the year multiplied by the executive’s applicable bonus percentage for that level. The base salary used in this table is the base salary in effect as of December 31, 2019; however, actual awards are calculated based on a participant’s eligible AICP earnings paid in the year. Performance results at or below the threshold level percentage of performance targets established under the AICP will result in no payments being made under the AICP.

(2)
The amounts shown in the “Threshold”, “Target” and “Maximum” columns reflect the potential number of shares that may be earned under 2019 grants under our Performance Share Awards Program based on our relative TSR over the applicable three-year performance period (see discussion in “Compensation Discussion and Analysis- Compensation Program Components-Performance Share Award Program”). Earned shares will vest in full on the third anniversary of the grant date.

(3)	The amounts included in the “All Other Stock Awards” column reflect phantom unit awards that vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date.

(4)
This column shows the full grant date fair value of performance share awards (at target performance, which was the probable outcome of the performance conditions as of the grant date) and phantom unit awards computed under FASB ASC Topic 718—Stock Compensation and granted to the named executive officers during 2019. Generally, the full grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. For purposes of the performance share awards, the per share fair value of the awards of $3.73 was calculated using a Monte Carlo simulation pricing model. See Note 19 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019 for additional detail regarding assumptions underlying the value of these awards.

(5)	Mr. McCann’s AICP award amounts were paid in Australian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2019 of $0.6954 U.S. dollar per Australian dollar.

(6)	Mr. Schoening’s AICP award amounts were paid in Canadian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2019 of $0.7537 U.S. dollar per Canadian dollar.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR END
The following table provides information on the holdings of options and share awards by our named executive officers as of December 31, 2019. The market value of the share awards is based on the closing market price of Civeo’s common shares as of December 31, 2019, which was $1.29.

	Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)
Bradley J. Dodson	13,777	(1)	—	(1)	$16.43	2/17/2021
	22,961	(2)	—	(2)	$18.43	2/16/2022
	18,369	(3)	—	(3)	$17.48	2/19/2023
	18,369	(4)	—	(4)	$21.87	2/19/2024
							60,446	(5)	$77,975
							20,149	(6)	$25,992
							200,599	(8)	$258,773
							463,439	(11)	$597,836
										483,564	(7)	$623,798

										601,798	(9)	$776,319

										926,878	(12)	$1,195,673
Carolyn J. Stone							15,482	(5)	$19,972
							5,161	(6)	$6,658
										123,854	(7)	$159,772
							40,420	(8)	$52,142
										121,258	(9)	$156,423
							83,004	(11)	$107,075
										166,008	(12)	$214,150
Peter L. McCann							15,417	(5)	$19,888
							5,139	(6)	$6,629
							41,340	(8)	$53,329
										123,334	(7)	$159,101
							74,195	(11)	$95,712

										124,020	(9)	$159,986

										148,392	(12)	$191,426
Allan D. Schoening							15,713	(5)	$20,270
										125,702	(7)	$162,156
							5,238	(6)	$6,757
							47,904	(8)	$61,796
										143,714	(9)	$185,391
							106,453	(11)	$137,324
										212,906	(12)	$274,649
Frank C. Steininger							32,110	(5)	$41,422
							10,704	(6)	$13,808
							89,821	(8)	$115,869
							153,689	(10)	$198,259

			256,882	(7)	$331,378
177,866	(11)	$229,447

			269,462	(9)	$347,606

			355,732	(12)	$458,894

(1)	Option award of February 17, 2011 that was fully vested at December 31, 2019.

(2)	Option award of February 16, 2012 that was fully vested at December 31, 2019.

(3)	Option award of February 19, 2013 that was fully vested at December 31, 2019.

(4)	Option award of February 19, 2014 that was fully vested at December 31, 2019.

(5)
Restricted share award, restricted share unit award or deferred share award of February 21, 2017 that vests at the rate of 33.33% per year, with vesting dates of February 21, 2018, February 21, 2019, and February 21, 2020.

(6)	Phantom share units award of February 21, 2017 that vests at the rate of 33.33% per year, with vesting dates of February 21, 2018, February 21, 2019, and February 21, 2020.

(7)
Performance share award of February 21, 2017 that vests on February 21, 2020, which is reported assuming maximum level achievement of the relative TSR performance metric. The maximum level was used as the previous fiscal year's performance exceeded the target level, thus requiring disclosure of the maximum level.

(8)
Restricted share award, restricted share unit award or deferred share award of February 20, 2018 that vests at the rate of 33.33% per year, with vesting dates of February 20, 2019, February 20, 2020 and February 20, 2021.

(9)
Performance share award of February 20, 2018 that vests on February 20, 2021, which is reported assuming maximum level achievement of the relative TSR performance metric. The maximum level was used as the previous fiscal year's performance exceeded the target level, thus requiring disclosure of the maximum level.

(10)	Restricted share award of March 1, 2018 that vests on March 1, 2020.

(11)	Phantom share units award of February 25, 2019 that vests at the rate of 33.33% per year, with vesting dates of February 25, 2020, February 25, 2021 and February 25, 2022.

(12)
Performance share award of February 25, 2019 that vests on February 25, 2022, which is reported assuming maximum level achievement of the relative TSR performance metric. The maximum level was used as the previous fiscal year's performance exceeded the target level, thus requiring disclosure of the maximum level.

OPTIONS EXERCISED AND SHARES VESTED
The following table provides information for our named executive officers for the period from January 1, 2019 to December 31, 2019 regarding the number of our common shares acquired upon the vesting of share awards and the value realized, each before payment of any applicable withholding tax. Reported values for the stock awards were calculated based on the number of share awards vesting multiplied by closing share price on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Pre-tax Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Bradley J. Dodson	—	$—	1,556,830	$4,063,774
Carolyn J. Stone	—	$—	328,482	$858,139
Peter L. McCann	—	$—	615,416	$1,605,543
Allan D. Schoening	—	$—	531,014	$1,390,407
Frank C. Steininger	—	$—	1,043,607	$2,724,526

NONQUALIFIED DEFERRED COMPENSATION
Civeo maintains a non-qualified style of plan in Canada in which Mr. Schoening is a participant. The investment alternatives available under the Canadian non-qualified deferred compensation plan during 2019 were the same mutual funds available to all employees under Civeo’s Group RRSP/DPSP Retirement Plan. Selection of these funds are at the discretion of the executive. Payout terms, withdrawals and other distributions are made at the discretion of the executive subject to corresponding plan terms and conditions.
Detailed below is 2019 activity in the Canadian non-qualified Deferred Compensation Plan for Mr. Schoening. All amounts listed below for Mr. Schoening have been converted to U.S. dollars an exchange rate of $0.7537. Messrs. Dodson, McCann and Steininger and Ms. Stone did not participate in this plan or any other non-qualified deferred compensation plan during 2019.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
Allan D. Schoening	$14,890	$10,469	$17,838	—	$132,344

(1)
All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2019.

(2)	The $10,469 reported for Mr. Schoening in this column is also included in the “All Other Compensation” column of the Summary Compensation Table for 2019.

(3)
This column represents net unrealized appreciation, loss, dividends and distributions for Mr. Schoening for mutual fund investments for 2019 associated with investments held in the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The table below reflects the amount of compensation that would be payable to Messrs. Dodson, Steininger, Schoening, McCann and Ms. Stone in the event of a qualified termination, which is defined as (i) an involuntary termination of the executive officer by Civeo other than for “Cause” or (ii) either an involuntary termination other than for “Cause” or a voluntary termination by the executive for “Good Reason,” in each case, during a specified period of time after a “Change of Control” of Civeo. The table below also reflects the amount of compensation that would be payable to Messrs. Dodson, Steininger and McCann in the event of a qualified termination not in connection with a “Change of Control” (as defined in their Executive Agreements). Mr. Schoening's and Ms. Stone’s Change of Control Agreements do not provide for any severance benefits on a termination prior to a Change of Control. The scope and terms of compensation due to each named executive officer upon non-change of control voluntary terminations, early retirement, retirement, for “Cause” termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the table assume that such qualified termination was effective as of December 31, 2019 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from Civeo. For a discussion of the terms of the Executive and Change of Control Agreements, see “Compensation Discussion and Analysis—Executive and Change of Control Agreements.”
For purposes of the Executive Agreements, “Cause” generally includes conviction of or guilty plea to a felony, dishonesty or breach of trust, commission of any act of theft, embezzlement or fraud regardless of criminal conviction, continued failure to devote substantially all of the executive’s business time to our affairs or unauthorized disclosure of our confidential information. “Good Reason” includes material reduction in the executive’s authorities, duties or responsibilities, material reduction in the executive’s compensation and benefits, failure of a successor to assume the agreement or a relocation of executive’s principal place of employment more than 50 miles from its previous location.
“Change of Control” includes (i) any person acquiring beneficial ownership of 35% or more of the combined voting power of our capital stock, (ii) turnover of a majority of the board of directors unless such turnover is approved by incumbent directors, (iii) any merger unless our shareholders own at least 50% of the combined voting power of the surviving parent company’s capital stock following the merger, (iv) shareholder approval of a complete liquidation or (v) sale of all or substantially all of our assets.
Equity Awards
Civeo’s option agreements provide that, in the event of an employee’s disability, retirement or death, outstanding unvested options will become fully vested and will be exercisable for a period of one year following the employee’s date of termination due to disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), retirement (on or after attainment of age 65 or, with the Civeo Compensation Committee’s express written consent, on or after the age of 55) or death. Civeo restricted share unit, restricted stock award, phantom unit award, and deferred share agreements provide that awards would become fully vested on (i) the date a Change of Control occurs or (ii) the termination of an employee’s employment due to his death or a disability that entitles the employee to receive benefits under a long term disability plan of Civeo. All outstanding awards would fully vest following a Change of Control where such awards are not assumed or converted following Change of Control. Civeo’s performance share awards provide that in the event a Change of Control occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of Change of Control is the last day of the performance period. In determining payout percentage, the performance metric to be applied will be rank, which is attained through the date of Change of Control. Payout of performance awards will be made following the completion of the performance period subject to the executive’s continued employment through the end of the performance period. Should, however, the executive’s employment be terminated (1) by Civeo without Cause (as defined above) or by the executive for Good Reason (as defined above) or (2) as a result of the executive’s death or disability, in either case following a Change of Control (as defined above) and prior to the payout of performance share awards, the executive is entitled to payout of the performance share awards under the terms provided within the performance share award program.
Quantification of Payments
Shown in the table below are potential payments upon the assumed (A) involuntary not for Cause termination of the named executive officer by Civeo on December 31, 2019, other than during the 24-month period following a Change of Control, (B) involuntary not for Cause termination or termination by the named executive officer for “Good Reason,” in either case, during the 24-month period (for Mr. Dodson) or 18-month period (in the case of Messrs. Steininger, McCann or Schoening or Ms. Stone) following a Change of Control, occurring as of December 31, 2019, or (C) termination as a result of death, disability, or qualifying retirement on December 31, 2019. None of Mr. Dodson’s potential payments as of December 31, 2019 would trigger a gross-up payment for excise taxes that would be reimbursed under his Executive Agreement.

	Bradley J. Dodson			Carolyn J. Stone
	A	B	C	A	B	C
Benefits and Payments due on Separation
Compensation
Cash Severance	$1,400,000	$2,800,000	—	—	$952,000	—
Stock Options(1)	—	—	—	—	—	—
Stock Awards(1)	$2,258,471	$2,258,471	$2,258,471	—	$451,019	$451,019
Benefits & Perquisites
Health & Welfare Benefits(2)	$43,534	$65,301	—	—	$21,469	—
Outplacement Assistance(3)	—	$105,000	—	—	$51,000	—
Tax Gross-Up	—	—	—	—	n/a	n/a
Total	$3,702,005	$5,228,772	$2,258,471	$—	$1,475,488	$451,019

	Allan D. Schoening (5)			Peter L. McCann (4)
	A	B	C	A	B	C
Compensation
Cash Severance	—	$1,002,421	—	$481,912	$963,824	—
Stock Options(1)	—	—	—	—	—	—
Stock Awards(1)	—	$537,245	$537,245	$164,635	$430,814	$430,814
Benefits & Perquisites
Health & Welfare Benefits(2)	—	$2,435	—	—	—	—
Outplacement Assistance(3)	—	$53,701	—	—	$43,810	—
Tax Gross-Up	—	n/a	n/a	n/a	n/a	n/a
Total	—	$1,595,802	$537,245	$646,547	$1,438,448	$430,814

	Frank C. Steininger
	A	B	C
Compensation
Cash Severance	$787,500	$1,575,000	—
Stock Options(1)	—	—	—
Stock Awards(1)	$553,593	$1,167,744	$1,167,744
Benefits & Perquisites
Health & Welfare Benefits(2)	—	$—	—
Outplacement Assistance(3)	—	$67,500	—
Tax Gross-Up	n/a	n/a	n/a
Total	$1,341,093	$2,810,244	$1,167,744

(1)
Reflects the value of unvested options, restricted stock awards, restricted stock units, phantom units and deferred share awards as of December 31, 2019 that would be accelerated as a result of the separation event based on Civeo’s share price of $1.29, which was the closing market price of Civeo’s common shares on December 31, 2019. For performance shares, the payout is assumed at target level. Due to the exercise price for the unvested options that would become vested and exercisable on a Change of Control and the price of Civeo’s common shares as of December 31, 2019, the aggregate value of such stock options would be zero. In addition, the amounts reported in the “Stock Awards” row would be realized by the named executive officers in the event of the occurrence of a Change of Control (without the occurrence of a qualified termination if the awards are not assumed by the successor in the change of control transaction) or upon the named executive officer’s death or disability, in each case, occurring on December 31, 2019.

The treatment of Performance Share Awards during a Change of Control is described more fully under “Compensation Program Components—Performance Share Award Program”.

(2)
Reflects the estimated lump-sum present value of all future premiums which would be paid on behalf of the named executive officer under Civeo’s health and welfare benefit plans for the applicable continuation period specified in both Executive and Change of Control Agreements.

(3)	Reflects the maximum amount of outplacement assistance that would be provided for the named executive officer pursuant to the Executive Agreement.

(4)
Cash Severance Amounts and Outplacement Assistance for Mr. McCann would be made in Australian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2019 of $0.6954.

(5)
Cash Severance Amounts, Health and Welfare Benefits and Outplacement Assistance for Mr. Schoening would be made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2019 of $0.7537.

DIRECTOR COMPENSATION
Our non-employee directors receive compensation for their services on the board of directors. Directors who are also our employees do not receive a retainer or fees for service on our board of directors or any committees. Accordingly, Mr. Dodson, a director of Civeo and Civeo’s President and Chief Executive Officer, does not receive director compensation. Beginning in 2019, non-employee directors receive an annual retainer of $65,000. The non-employee director who serves as the Chairman of the Board receives an additional annual retainer of $75,000, which is paid quarterly 50% in cash and 50% in fully vested common shares. Each non-employee director who serves as the chairman of a committee receives an additional annual retainer. The chairman of the Compensation Committee receives an additional $23,000 and the Nominating and Corporate Governance Committee and the Finance and Investment Committee chairmen both receive an additional $18,000. The chairman of the Audit Committee receives an additional annual retainer of $27,500. Members of the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance and Investment Committee, other than the Committee chairman, receive an additional annual retainer of $13,000 and members of the Audit Committee, other than the Committee chairman, receive an additional annual retainer of $18,000. All committee retainers are paid in cash. Newly elected non-employee directors receive restricted stock awards valued at $125,000 after their initial election. In addition, non-employee directors who have served for not less than six months receive additional restricted stock awards valued at $125,000 at each annual shareholders’ meeting after which they continue to serve. The non-employee directors’ restricted stock awards are valued on the award date based on the closing share price and vest on the earlier of one year from the date of grant or the next annual shareholders’ meeting date following the date of grant.
Commencing with annual grants made in 2019, our non-employee directors were permitted to elect to receive their annual restricted stock award in the form of deferred shares, which vest on the earlier of one year from the date of grant or the next annual shareholders' meeting date following the date of grant, subject to continued service through such date; however, settlement of such deferred shares is deferred until the director's separation from service.
Non-employee directors are also subject to Civeo’s share ownership and holding period guidelines pursuant to which they are expected to retain shares from restricted stock awards remaining, after payment of applicable taxes, valued at five times the annual retainer amount, or $325,000, until retirement or until leaving the board of directors. Once the ownership guideline is established for a director and communicated, the director has five years to attain the targeted level of ownership. All directors are expected to be in compliance with the guidelines within the five-year period for compliance. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training.
The table below summarizes the compensation paid by Civeo to non-employee directors for the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Richard A. Navarre	$115,500	$162,500	$278,000
C. Ronald Blankenship	$114,000	$125,000	$239,000
Ronald J. Gilbertson (2)	$19,233	$—	$19,233
Martin A. Lambert	$101,000	$125,000	$226,000
Constance B. Moore	$105,500	$125,000	$230,500
Charles Szalkowski	$101,000	$125,000	$226,000
Timothy O. Wall	$91,000	$125,000	$216,000

(1)
The amounts in the “Share Awards” column reflect the aggregate grant date fair value of restricted stock awards granted in 2019 calculated in accordance with FASB ASC Topic 718—Stock Compensation. Please see Note 19 to the notes to consolidated financial statements included in Item 8 of Civeo’s Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the assumptions relied upon for this calculation. Pursuant to FASB ASC Topic 718—Stock Compensation, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors. Mr. Navarre’s share award total includes $37,500 of Civeo common shares as part of his fees as Chairman of the Board, which vested on the grant date.

(2)	Mr. Gilbertson resigned from the board of directors effective March 31, 2019.

As of December 31, 2019, the aggregate number of unvested restricted stock awards and the aggregate number of shares outstanding underlying option awards held by non-employee directors were as follows:

Name	Share Awards		Option Awards
Richard A. Navarre	74,850		—
C. Ronald Blankenship	74,850		—
Martin A. Lambert	74,850	*	—
Constance B. Moore	74,850		—
Charles Szalkowski	74,850	*	—
Timothy O. Wall	74,850	*	—

 *     Deferred shares to be settled upon separation from service.

Mr. Gilbertson held no outstanding options or unvested share awards as of such date.

PAY RATIO DISCLOSURE
The 2019 annual total compensation of our median compensated employee was $61,739. Mr. Dodson’s 2019 annual total compensation was $4,396,882 and the ratio of these two amounts was 71:1.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.   As permitted by SEC rules, for our 2019 pay ratio, we have re-determined our median-compensated employee as we have now included the Noralta employees that were not included in the determination of the median-compensated employee for last year's disclosure, as permitted by SEC rules.  We identified the median-compensated employee from our employee population as of December 31, 2019 using base salary or wages and overtime paid during fiscal 2019, which we annualized for any permanent employee who was not employed for the entire year.  Additionally, in the calculation of the median-compensated employee, we omitted from consideration approximately 400 employees that became employees of Civeo as a result of our acquisition of Action Industrial Catering in July 2019, as permitted by SEC rules. With the inclusion of the Noralta population and additional production workers in 2019, the compensation of our median-compensated employee has reduced from $67,159 in 2018 to $61,739 in 2019, which accounted for a significant portion of the increase in the pay ratio as compared to 2018.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
There were no transactions or relationships required to be disclosed under Item 404(a) of Regulation S-K during the past fiscal year.
Our board of directors has adopted procedures for approving related-party transactions. We review relationships and transactions in which we are a participant to determine whether our directors and executive officers or their immediate family members and our 5% beneficial owners have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and 5% beneficial owners with respect to related party transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under the rules of the SEC, any related party transaction will be disclosed in filings we make with the SEC when required, including disclosure in our proxy statements.
Our Code of Conduct prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Nominating and Corporate Governance Committee of our board of directors or by our full board of directors. Our prohibition on conflicts of interest under the Code of Conduct extends to related-party transactions. Under the Code of Conduct, conflicts of interest occur when private, commercial or financial interests prevent a director or employee from fulfilling his or her duties to Civeo.
We have multiple internal processes for reporting conflicts of interests, including related-party transactions. For example, under the Code of Conduct, all employees are required to report any conflict of interest to their supervisors. Any transaction involving related parties must be reported in writing by our division executives as part of their quarterly representation letters. This information will then be reviewed by disinterested members of our Nominating and Corporate Governance Committee, our board of directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors will generally be considered:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in Civeo’s best interest;

•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and

•	any other matters deemed appropriate with respect to the particular transaction.
Ultimately, all material related-party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our board of directors. Any member of the Nominating and Corporate Governance Committee who is a related party with respect to a transaction would be recused from the review of the transaction.
In addition, we annually distribute a questionnaire to our executive officers and members of our board of directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct.

We also have other policies and procedures to prevent conflicts of interest, including related-party transactions. For example, the charter of our Nominating and Governance Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as further described above under “Management—Director Independence.”
To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Code of Conduct:

•
None of Civeo’s funds, assets or services will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by our board of directors.

•	Any contributions by Civeo to support or oppose public referenda or similar ballot issues are only permitted with advance approval of our board of directors.

•
Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Civeo-sponsored-and-approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by Civeo as a business expense. To the extent permitted by law, Civeo’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the board of directors prior to their implementation.

Noralta Acquisition

On April 2, 2018, we acquired the equity of Noralta, located in Alberta, Canada. The total consideration, subject to adjustment in accordance with the terms of the definitive agreement,included (i) C$207.7 million (or approximately US$161.2 million) in cash, (ii) 32.8 million of our common shares, of which 13.5 million shares are held in escrow and will be released based on certain conditions related to Noralta customer contracts remaining in place, and (iii) 9,679 Class A Series 1 Preferred Shares (the "preferred shares") with an initial liquidation preference of $96.8 million and initially convertible into 29.3 million of our common shares.

During the first quarter of 2019, $2.1 million in cash was released to us from escrow to cover certain agreed upon indemnification claims. During the fourth quarter of 2018, $10.4 million in cash, 2.2 million common shares and 637 preferred shares were released to us, and $1.2 million in cash, 0.2 million common shares and 55 preferred shares were released to the sellers, from escrow to cover purchase price adjustments related to employee compensation cost increases. During the third quarter of 2018, $3.6 million in cash was released to us from escrow to cover purchase price adjustments related to a working capital shortfall at closing.

Holders of the preferred shares are entitled to receive a 2% annual dividend on the liquidation preference, paid quarterly in cash or, at our option, by increasing the preferred shares’ liquidation preference. The preferred shares are convertible into common shares at a conversion price of $3.30 per preferred share, subject to customary anti-dilution adjustments (the “Conversion Price”). We have the right to elect to convert the preferred shares into common shares if the 15-day volume weighted average price of the common shares is equal to or exceeds the Conversion Price. Holders of the preferred shares have the right to convert the preferred shares into common shares at any time after two years from the date of issuance, and the preferred shares mandatorily convert after five years from the date of issuance. The preferred shares also convert automatically into common shares upon a change of control of Civeo. We may redeem any or all of the preferred shares for cash at the liquidation preference, plus accrued and unpaid dividends. The preferred shares do not have voting rights, except as statutorily required.

In connection with closing of the Acquisition, we entered into the registration rights, lock-up and standstill agreement, dated April 2, 2018 (the “Registration Rights Agreement”), with Torgerson Family Trust (“Torgerson Trust”) and 989677 Alberta Ltd. (collectively, the “Restricted Shareholders”). Pursuant to the Registration Rights Agreement, for a period of 18 months following the closing, the Restricted Shareholders agreed not to transfer any of their common shares without our prior written consent, with certain limited exceptions for permitted transfers. Following such 18-month period, the Restricted Shareholders are permitted to transfer common shares under Rule 144 or an effective registration statement under the U.S. Securities Act of 1933 (the “Securities Act”), subject to a limitation restricting transfers during any 90-day period of more than 10% of the common shares (including common shares received upon conversion of the preferred shares) received by the Restricted Shareholders in the Acquisition. In addition, no Restricted Shareholder may transfer any common shares or preferred shares to any competitor of Civeo or any person, whether individually or as part of a group, that would then have the right to vote more than 10% of the common shares then outstanding, other than transfers in an underwritten public offering or in a market transaction pursuant to Rule 144. The Restricted Shareholders also agreed to be subject to customary standstill restrictions, including a restriction on additional purchases of common shares, and a restriction on voting common shares that limits the voting by such holders of common shares (including common shares held in escrow) in excess of 15% of the voting power of the outstanding common shares, which will be voted consistently with all other shareholders. The transfer, standstill and voting restrictions terminate at such time as the shares beneficially owned by the Restricted Shareholders no longer constitute at least 5% of our common shares then outstanding (calculated assuming conversion of all of the outstanding preferred shares) or upon a bankruptcy or change of control of Civeo.

Pursuant to the Registration Rights Agreement, we filed a shelf registration statement under the Securities Act covering the public offering of the registrable securities held by the Restricted Shareholders, which became effective on September 5, 2019. In addition, the Restricted Shareholders have customary “piggy-back” rights with respect to public offerings of common shares by Civeo.

The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the Restricted Shareholders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

We agreed in the purchase agreement for the Acquisition to expand the size of our board of directors at closing to eight members and appoint to the board of directors as a Class I director Lance Torgerson, or with our prior written consent, following the review and approval of the proposed nominee by the Nominating and Corporate Governance Committee, an alternate nominee of the Torgerson Trust. The Torgerson Trust selected Ronald J. Gilbertson as an alternate nominee to be appointed to the board of directors and, following the review and approval of the proposed nominee by the Nominating and Corporate Governance Committee, the board of directors consented to his selection effective as of closing in April 2018. In accordance with the purchase agreement, we nominated Mr. Gilbertson for re-election to the board of directors at the 2018 annual general meeting. Following such nomination, the Torgerson Trust has no further board nomination rights under the purchase agreement. Mr. Gilbertson resigned from the board of directors effective March 31, 2019 and, effective upon such resignation, we reduced the size of the board from eight members to seven.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information known to Civeo with respect to the beneficial ownership of Civeo’s shares as of March 25, 2020 by:

•	each shareholder known by Civeo to own more than 5% of Civeo’s outstanding shares;

•	each of Civeo’s current directors;

•	each of Civeo’s named executive officers; and

•	all of Civeo’s current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Civeo that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable, and that could be issued upon conversion of preferred shares of Civeo within 60 days of March 25, 2020 are considered outstanding. These shares, however, are not considered outstanding as of March 25, 2020 when computing the percentage ownership of each other person.
To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners (1)	Common Shares	Percentage(2)
Lance Torgerson (3)	59,006,456	29.7%
596 McClure Road Kelowna, British Columbia V1W 1H3
Horizon Kinetics LLC (4)	36,493,596	21.4%
470 Park Avenue South, 4th Floor South New York, NY 10016
FMR LLC (5)	17,110,018	10.0%
245 Summer Street Boston, MA 02210
Renaissance Technologies LLC (6)	9,719,170	5.7%
800 Third Avenue New York, NY 10022
Richard A. Navarre	228,399	*
Bradley J. Dodson (7)	1,766,911	1.0%
Carolyn J. Stone	284,356	*
Peter L. McCann	412,008	*
Allan D. Schoening	323,292	*
Frank C. Steininger	872,024	*
C. Ronald Blankenship	180,710	*
Martin A. Lambert	617,139	*
Constance B. Moore	192,025	*
Charles Szalkowski	181,205	*
Timothy O. Wall	85,408	*
All current directors and executive officers as a group (10 persons) (7)	4,271,453	2.5%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002.

(2)
Based on total shares outstanding of 170,569,380 as of March 25, 2020 and the number of shares that could be issued upon the exercise of outstanding options held by a person that are currently exercisable, or that could be issued upon conversion of preferred shares of Civeo within 60 days of March 25, 2020, provided, however, that such shares are not considered outstanding as of March 25, 2020 when computing the percentage ownership of each other person.

(3)
Based on a Schedule 13D/A filed pursuant to the Exchange Act on March 8, 2019, Torgerson Family Trust may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 24,686,306 shares held directly by Torgerson Family Trust. 989677 Alberta Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 5,948,213 shares held directly by 989677 Alberta Ltd. As direct owner of all of the voting shares of 989677 Alberta Ltd., Svenco Investments Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 5,948,213 shares held directly by 989677 Alberta Ltd. As one of three co-trustees of Torgerson Family Trust, Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 24,686,306 shares held by Torgerson Family Trust. As sole director and indirect beneficial owner of all of the voting shares of 989677 Alberta Ltd., Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 5,948,213 shares held directly by 989677 Alberta Ltd. As one of three co-trustees of Torgerson Family Trust, Tammy Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 24,686,306 shares held directly by Torgerson Family Trust. As the spouse of Lance Torgerson, who is sole director and indirect beneficial owner of all of the voting shares of 989677 Alberta Ltd., Tammy Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 5,948,213 shares held directly by 989677 Alberta Ltd. Tammy Torgerson disclaims beneficial ownership, voting power, and power to dispose of the 5,948,213 shares held directly by 989677 Alberta Ltd. and indirectly by her spouse, Lance Torgerson. As one of three co-trustees of Torgerson Family Trust, Richard Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 24,686,306 shares held directly by Torgerson Family Trust. Richard Torgerson disclaims beneficial ownership, voting power, and power to dispose of the 24,686,306 shares held directly by Torgerson Family Trust. As a director and the owner (together with his spouse) of all of the shares of Final Holdings Ltd., Richard Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 65,800 shares held directly by Final Holdings Ltd. Includes 28,371,937 common shares issuable upon conversion of 9,042 Class A Series 1 preferred shares held by Torgerson Family Trust, which may be converted at the option of the holder at any time after April 2, 2020.

(4)
Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 14, 2020, Horizon Kinetics Asset Management LLC has beneficial ownership of 36,493,596 shares and sole voting and dispositive power over those shares.

(5)
Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 6, 2020, FMR LLC has beneficial ownership of 17,110,018 shares, the sole power to vote or direct the vote of 1,792,090 shares, and the sole power to dispose or direct the disposition of 17,110,018 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiary of FMR LLC beneficially owning the shares being reported in the Schedule 13G/A as FMR Co., Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of our common shares outstanding; (ii) Abigail P. Johnson is a Director, Chairman and Chief Executive Officer of FMR LLC; (iii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A does not reflect shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with SEC Release No. 34-39538 (January 12, 1998).

(6)
Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 13, 2020, Renaissance Technologies LLC (“RT LLC”) and Renaissance Technologies Holdings Corporation, which owns a majority interest in RT LLC, have beneficial ownership of 9,719,170 shares, and the sole power to vote or to direct the vote of 9,366,328 shares, the sole power to dispose or to direct the disposition of 9,684,392 shares and the shared power to dispose or to direct the disposition of 34,778 shares.

(7)
Includes shares that may be acquired within 60 days of March 25, 2020 through the exercise of options to purchase shares as follows: Bradley Dodson – 73,476; all current directors and executive officers as a group – 73,476.

RATIFICATION OF AUDITORS
(Proposal 2)
The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to audit the consolidated financial statements of Civeo for the year ending December 31, 2020 and the internal control over financial reporting of Civeo at December 31, 2020. E&Y has audited Civeo’s, or its predecessor’s, as applicable, consolidated financial statements beginning with the year ended December 31, 2010 through the year ended December 31, 2019. Our board of directors is asking shareholders to ratify the appointment of E&Y as Civeo’s auditors for the year ending December 31, 2020 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2020. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm for 2021. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.
Audit Fee Disclosure
The following table shows the aggregate fees billed by and paid to E&Y for 2019 and 2018 (in thousands):

	2019	2018
Audit Fees	$1,772	$1,890
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	5	3
Total	$1,777	$1,893
Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with accounting consultations billed as audit services and the standards of the Public Company Accounting Oversight Board (the “PCAOB”).
Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions, accounting consultations and audits in connections with acquisitions, and internal control reviews.
Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.
All Other Fees. All other fees include fees for access to an accounting research tool.
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for Civeo by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee adopted the Audit Committee Pre-Approval Policy, effective as of May 5, 2014, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Vice President, Controller and Corporate Secretary. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors. All services rendered by E&Y in 2019 and 2018 were pre-approved in accordance with our pre-approval policy. None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. Civeo has a policy that the hiring of any alumni of Civeo’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Vice President, Controller and Corporate Secretary to ensure compliance with independence regulations.
Representatives of E&Y are expected to be present at the annual general meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of E&Y will also be available to answer appropriate questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the financial statements in the Annual Report on Form 10-K filed with the SEC on February 27, 2020.
The Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm. In accordance with SEC rules and E&Y’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. We select Civeo’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management. The members of the Audit Committee believe that the continued retention of E&Y to serve as Civeo’s independent registered public accounting firm is in the best interests of Civeo and its shareholders.
The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of E&Y as Civeo’s independent registered public accounting firm for the year ending December 31, 2020 and until the next annual general meeting of shareholders and the authorization of the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2020. The persons named in the accompanying proxy intend to vote such proxy in favor of this proposal, unless authority to vote for this proposal is withheld.
Audit Committee Report
The board of directors appointed the undersigned independent directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the board of directors on its adequacy in light of applicable NYSE rules. In addition, Civeo furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial expertise of the Audit Committee members and the adequacy of the committee charter.
During 2019, and earlier in 2020 in preparation for the filing with the SEC of Civeo’s Annual Report on Form 10-K for the year ended December 31, 2019, the Audit Committee:

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reviewed and discussed (1) the audited annual financial statements and quarterly financial statements, (2) related periodic reports filed with the SEC and (3) quarterly earnings press releases with management and Civeo’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

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met with management periodically during the year to consider the adequacy of Civeo’s internal controls, including Civeo’s internal control over financial reporting and the quality of its financial reporting, and discussed these matters with Civeo’s independent registered public accounting firm and with appropriate Company financial and compliance personnel;

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discussed with Civeo’s senior management and E&Y, Civeo’s independent registered public accounting firm, the process used for Civeo’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•	received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence;

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reviewed and discussed with E&Y (1) their judgments as to the quality (and not just the acceptability) of Civeo’s accounting policies, (2) the written communication required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, and (4) the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communication with Audit Committees” and the applicable requirements of the SEC;

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based on these reviews and discussions, as well as private discussions with E&Y and Civeo’s internal auditor, recommended to the board of directors the inclusion of the audited financial statements of Civeo and its subsidiaries in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC; and

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determined that the non-audit services provided to Civeo by E&Y (discussed above under the Proposal to Ratify the Selection of Independent Registered Public Accounting Firm (“Proposal 2”)), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that Civeo’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for Civeo’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of Civeo or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that Civeo’s internal control over financial reporting was effective as of December 31, 2019 and on the representations of the independent auditors included in their report on Civeo’s financial statements.
The Audit Committee met regularly with management, E&Y and the internal auditors, including private discussions with E&Y and Civeo’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by Civeo regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by Civeo’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and E&Y do not assure that Civeo’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of Civeo’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Civeo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.
Respectfully submitted,
Constance B. Moore, Chairperson
C. Ronald Blankenship
Charles Szalkowski

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proposal 3)
We are asking that you vote for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, commonly referred to as a “Say-on-Pay” proposal. As approved by our shareholders at the 2015 annual meeting, consistent with our board of director’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis, and accordingly, unless our board of directors changes its policy, our next Say-on-Pay vote after the annual general meeting is expected to be held at the Company’s 2021 annual meeting of shareholders.
Section 14A of the Exchange Act requires us to provide an advisory shareholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, including under “Compensation Discussion and Analysis” and the tables and narrative that follow.
We are requesting your nonbinding vote on the following resolution:
“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of Civeo’s named executive officers as disclosed in Civeo’s proxy statement for its 2020 annual general meeting of shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative discussion.”
As an advisory resolution, our shareholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. We expect, however, that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.
Civeo’s board of directors recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers. The persons named in the accompanying proxy intend to vote such proxy FOR the approval of this proposal, unless a contrary choice or abstention is set forth therein or unless such proxy is subject to a broker non-vote with respect to this proposal.

APPROVAL OF AN AMENDMENT OF THE 2014 EQUITY PARTICIPATION PLAN
(Proposal 4)
The EPP was originally approved on May 4, 2014, by Oil States International, Inc., our sole shareholder at the time. The EPP was amended and restated on July 17, 2015 and again on May 12, 2016, and thereafter amended effective as of January 1, 2017 and May 10, 2018. Our board of directors most recently approved an amendment of the EPP on March 25, 2020, subject to shareholder approval. If approved, the number of shares reserved for issuance pursuant to awards under the EPP will be increased by 13,000,000 shares. We arrived at this number of shares after consideration of the number of shares remaining available for grant in the EPP, anticipated future share usage, and advice from an independent proxy advisor and our compensation consultant, among other factors. We are submitting the amendment of the EPP to our shareholders for approval of this increased share reserve. Going forward, the Board and Compensation Committee will continue to consider general economic conditions (such as those imposed by COVID-19 and the current outlook for oil prices), potential dilution of EPP share grants and conditions impacting the Company in granting equity under the EPP. The proposed amendment of the EPP makes no other changes to the plan. We refer to this proposal herein as the EPP Proposal and to the EPP, as amended, as the “Amended EPP.” If the EPP Proposal is approved, the EPP will be amended effective as of the date of the annual general meeting.
As of March 25, 2020, Civeo had in the aggregate 145,801 options outstanding; 2,010,908 unvested restricted stock awards, restricted stock units and deferred share awards outstanding; and 2,033,429 performance share awards outstanding (assuming target performance). A total of 5,901,955 phantom unit awards, which may be settled only in cash, were also outstanding as of such date. The weighted average exercise price of the outstanding options at March 25, 2020 was $17.97 and such options had a weighted average remaining contractual life of 2.5 years. Shares available for future grant under the EPP totaled 2,990,548 and would total 15,990,548 if the EPP Proposal is approved by the shareholders. As of March 25, 2020 there were approximately 170,569,380 Civeo common shares outstanding. The potential share dilution from the 13,000,000 additional common shares to be reserved for issuance under the Amended EPP, for which shareholder approval is being requested, is 7.62% of the Company’s outstanding common shares as of March 25, 2020. If the amendment to the EPP is approved, the Company’s total potential share dilution would increase from 1.75% of the Company’s outstanding common shares as of March 25, 2020 to 9.37%.
The EPP is our only equity compensation plan. It plays an important role in our efforts to attract and retain employees and directors of outstanding ability on a basis competitive with market practices, and to align the interests of employees and directors with those of shareholders through an increased equity stake in Civeo. The board of directors believes that this amendment to increase the number of shares authorized for issuance under the EPP is necessary to continue to attract and retain high caliber individuals to serve as officers, directors, consultants, and employees of Civeo.
Although this discussion summarizes the principal terms and conditions of Amended EPP, it does not purport to be complete and is qualified in its entirety by reference to the Amended EPP, a copy of which is attached as Annex A to this proxy statement.
Purpose
The purpose of the Amended EPP is to provide an additional incentive for employees, directors and consultants to further the growth, development and financial success of Civeo by personally benefiting through the ownership of company shares and/or rights which recognize such growth, development and financial success, and to enable Civeo to obtain and retain the services of employees, directors and consultants considered essential to the long range success of the company by offering them an opportunity to own shares in the company and/or rights which will reflect the growth, development and financial success of the Company.
Key Change
The Amended EPP only increases the number of shares which may be issued pursuant to awards thereunder from 18,700,000 to 31,700,000. In all other respects the terms of the EPP remain unchanged.
Best Practice Features of the Amended EPP

•	No Repricing of Options or SARs. The Amended EPP continues to prohibit repricing, replacement and regranting of options or SARs at lower prices unless approved by our shareholders.

•	No Discounted Options or SARs. Options and SARs may not be granted with an exercise price below the closing price of our common shares on the NYSE on the trading day previous to date of grant.

•	No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on options or SARs.

•	Limited terms for Options and SARs. Options and SARs granted under the Amended EPP are limited to 10-year terms.

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Minimum Vesting. Subject to limited exceptions in the event of an earlier death, disability or termination without cause, all awards of Options and SARs under the MIP will have a minimum vesting period of one year from the date of grant.

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No Liberal Share Counting. Shares that are (1) tendered in payment for an award, (2) delivered or withheld for payment of taxes, or (3) not issued or delivered as a result of a net settlement process, (4) repurchased on the open market with the proceeds of the payment of the exercise price of an option or (5) reserved for issuance upon grant of an SAR, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise or settlement of such SAR, will not become available again for awards under the Amended EPP.

•	Dividend Equivalents. Dividend Equivalents are not permitted on options or SARs and may not be paid out on any award prior to the time the underlying award vests.

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Annual Limitation on Director Awards. The aggregate value of awards (as determined on the grant date) granted under the Amended EPP to any individual non-employee director may not exceed $500,000 in any calendar year.

•	Awards may be subject to future clawback or recoupment. All awards granted under the Amended EPP will be subject to our clawback policy, as amended from time to time.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

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No “Evergreen” Provision. Shares authorized for issuance under the Amended EPP will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our shareholders.

•	No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.

•	No Tax Gross-ups. Participants do not receive tax gross-ups under the Amended EPP.
Administration
The EPP is, and the Amended EPP will be, administered by the Compensation Committee or any successor committee so appointed by the board of directors. Subject to the express terms of the Amended EPP, the Compensation Committee has the authority to determine which individuals will be granted awards, make awards, set the terms of awards (including price, exercise, vesting and other rights), and upon the occurrence of certain events specified in the Amended EPP, terminate the restrictions imposed on a restricted share unit award or restricted share award, and make adjustments to awards. Further, the Compensation Committee is authorized to interpret the Amended EPP and the agreements entered into under the Amended EPP and adopt such rules and regulations, consistent with the provisions of the Amended EPP, to implement and carry out the Amended EPP. All actions taken and interpretations and determinations made by the Compensation Committee in good faith are conclusive and binding on Civeo and all persons having an interest in the Amended EPP or any award issued under it. The board of directors may exercise any of the Compensation Committee’s rights and duties under the Amended EPP at any time, except with respect to matters governed by the Code or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.
The Compensation Committee also may delegate to the Chief Executive Officer the right to grant awards under the Amended EPP to any person who is not subject to Section 16 of the Exchange Act subject to conditions and restrictions that the Compensation Committee determines.

Eligibility
Awards may be granted to any individuals who, at the time of the grant, are officers or other employees of, directors of or consultants to Civeo or its subsidiaries or affiliates (“Eligible Individuals”). Eligibility to participate is determined by the Compensation Committee in its sole discretion. As of March 25, 2020, a total of approximately 55 employees and each of our six non-employee directors were eligible to receive grants under the EPP.
Shares Subject to the EPP
Subject to shareholder approval of this EPP Proposal, up to an aggregate of 31,700,000 common shares will be available for issuance under the Amended EPP. If shareholder approval is not obtained, the EPP will continue as in effect immediately prior to the amendment. The closing price of our common stock on March 25, 2020 as reported on the NYSE was $0.49.
The number of shares subject to awards under the Amended EPP is subject to adjustment by the Compensation Committee in the event of changes in the outstanding common shares by reason of share dividends or other distributions, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges and certain other changes in capitalization. If any restricted share, performance awards, dividend equivalents, awards of restricted share units or share payments or other right to acquire shares of common shares issued under any other award under the Amended EPP, expires or is forfeited and canceled without having been fully vested, the shares subject to such restricted share, performance awards, dividend equivalents, awards of restricted share units or share payments or other right but as to which such restricted share performance awards, dividend equivalents, awards of restricted share units or share payments or other right was not vested prior to its expiration or cancellation will again be available for the grant of an award under the Amended EPP. Notwithstanding the foregoing, common shares subject to an award under the Amended EPP shall not again be made available for issuance as awards under the Amended EPP if such shares are (1) tendered in payment for an award, (2) delivered or withheld for payment of taxes, or (3) not issued or delivered as a result of a net settlement process, (4) repurchased on the open market with the proceeds of the payment of the exercise price of an option or (5) reserved for issuance upon grant of an SAR, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise or settlement of such SAR.
Awards
Under the terms of the Amended EPP, the Compensation Committee, and at the Compensation Committee’s sole discretion the Chief Executive Officer, may grant deferred shares, dividend equivalents, options, SARs, performance awards, restricted shares, or share payments. Options may consist of either “incentive stock options,” as defined in Section 422 of the Code, or nonqualified options.
Options. Options are evidenced by option agreements, which provide the terms and conditions upon which options are granted and may be exercised. The Compensation Committee sets the term of each option at the time of the grant and includes other provisions in the option agreement which it approves and which are not inconsistent with the provisions of the Amended EPP. An option may be exercisable in whole or in installments, as determined by the Compensation Committee. The Compensation Committee may require that a partial exercise must be with respect to a minimum number of shares. The term of an option is set by the Compensation Committee in its discretion; however, the term cannot exceed 10 years from the date the option is granted (or 5 years, in the case of incentive options granted to an individual owning 10% of the combined voting power of all classes of shares of Civeo and any subsidiary). Each option agreement specifies the time that the option vests, which other than in the event of an earlier death, disability or termination without cause, will be over a minimum vesting period of one year from the date of its grant. Subject to this minimum vesting provision, at any time after the grant of any option, the Compensation Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an option vests. Options granted may include provisions governing the exercise of options subsequent to termination of employment, directorship or consultancy, in the Compensation Committee’s discretion.
The Compensation Committee determines the price at which a common share may be purchased upon exercise of an option, but such price may not be less than the fair market value of a common share on the date the option is granted. The option price is subject to certain adjustment for mergers, recapitalizations, share splits and other changes in the common shares. Upon exercise, the purchase price for the option or the portion thereof being exercised must be paid in full in the manner prescribed by the Compensation Committee. An option agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of common, or the surrender of common shares then issuable on the exercise of the option (plus cash if necessary), having a fair market value equal to the option price. The option agreement may also provide for payment in whole or in part through the delivery of any property that constitutes good and valuable consideration, or allow payment through a cashless-broker procedure approved by Civeo. The option agreement may also allow payment through any combination of the consideration provided above. No dividends or dividend equivalents will be paid with respect to any options. The terms and conditions of the respective option agreements need not be identical.
The Compensation Committee may set forth in each option agreement such restrictions on the ownership and transferability of shares purchased pursuant to options as it deems appropriate. These restrictions may impose on the optionee a duty to notify Civeo of the disposition of common shares acquired pursuant to incentive options within certain time frames specified in the Amended EPP. The Compensation Committee may not however without shareholder approval amend an outstanding agreement to lower the price of an underwater option or cancel an outstanding underwater option in exchange for cash, another award, or an option having a lower price. The optionee shall not be entitled to the rights or privileges of a shareholder with respect to any shares purchasable upon exercise of an option unless and until certificates for such shares are issued to the optionee by Civeo.
Incentive options may only be granted to individuals who are employees of Civeo or subsidiary corporation (as defined in Section 424 of the Code) of Civeo at the time the option is granted. To the extent that the aggregate fair market value (determined at the time the respective ISO is granted) of common shares with respect to which incentive options are exercisable for the first time by an individual during any calendar year under all incentive option plans of Civeo and its parent and subsidiary corporations exceeds $100,000, such incentive options shall be treated as nonqualified options. An incentive option may not be granted to an individual if, at the time the option is granted, the individual owns shares possessing more than 10% of the total combined voting power of all classes of shares of Civeo or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless such incentive option conforms to the applicable provisions of Section 422 of the Code. Any option granted as an incentive option under the Amended EPP may be modified by the Compensation Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.
SARs. Under the Amended EPP, Civeo may grant Eligible Individuals share appreciation rights or SARs. A SAR, entitles the holder to receive upon exercise a payment equal to the difference between the strike price of the SAR and the fair market value of a common share on the date of exercise. The settlement of a SAR may be in the form of cash, shares, or a combination of cash and shares. A SAR may be granted to the holder of an option with respect to all or a portion of the common shares subject to such option (a “tandem” SAR) or may be granted separately. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The Compensation Committee determines the strike price of a SAR, but such price may not be less than the fair market value of a common share on the date the SAR is granted. The strike price is subject to certain adjustment for mergers, recapitalizations, share splits and other changes in the common shares. No SARs may be exercised after the tenth anniversary of the grant date.
Minimum Vesting. All awards of options and SARs under the Amended EPP shall have a minimum vesting period of one year from the date of its grant.
Restricted Share Awards. Under the Amended EPP, Civeo may grant Eligible Individuals awards of restricted shares consisting of common shares that are issued but subject to such restrictions as the Compensation Committee may provide, including, without limitation, restrictions concerning voting rights and transferability and forfeiture restrictions based on duration of employment with Civeo and individual or Civeo performance. The Compensation Committee determines the other terms and conditions that will apply to any restricted share award, which may include the achievement of performance objectives. The terms, conditions, and restrictions applicable to a restricted share award will be set forth in a restricted share agreement made in conjunction with the award and, subject to the provisions of the Amended EPP, are determined by the Compensation Committee in its sole discretion. The terms of restricted stock awards under the Amended EPP need not be identical. After the restricted shares are issued, the Compensation Committee may, on such terms and conditions as it deems appropriate, and subject to the terms of the Amended EPP, remove any or all of such restrictions.
Unless otherwise provided by the Compensation Committee, holders of common shares subject to a restricted share award have the right to receive dividends and other distributions paid with respect to such shares (however, the Committee has discretion to subject receipt of an extraordinary distribution to restrictions), to vote the shares, and to exercise all other rights of a shareholder with respect thereto, except that restricted shares may not be sold, transferred, pledged or otherwise assigned until all restrictions are terminated or expire. Further, any common shares issued as a distribution on restricted shares shall be subject to the terms set forth in the restricted share agreement under which such restricted shares were issued.
Performance Awards. Civeo may grant performance awards to Eligible Individuals selected by the Compensation Committee. The value of such performance awards may be linked to the achievement of such specific performance objectives determined to be appropriate by the Compensation Committee over any period or periods determined by the Compensation Committee. In making such determinations, the Compensation Committee will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular employee or consultant.
Dividend Equivalents. Civeo may grant dividend equivalents to any Eligible Individuals selected by the Compensation Committee based on the dividends declared on the common shares, to be credited as of dividend payment dates, during the period between the date a restricted share unit award or performance award is granted, and the date such restricted share unit award or performance award vests or expires, as determined by the Compensation Committee. Such dividend equivalents shall be converted to cash or additional common shares by such formula and at such time and subject to such limitations as may be determined by the Compensation Committee. Dividend equivalents shall not be paid out prior to the time the underlying restricted share units or performance award vests.
Share Payments. Civeo may make share payments to any Eligible Individuals selected by the Compensation Committee in the manner determined from time to time by the Compensation Committee. The number of shares shall be determined by the Compensation Committee and may be based upon the fair market value, book value, net profits or other measure of the value of common shares or other specific performance criteria determined appropriate by the Compensation Committee, determined on the date such share payment is made or on any date thereafter.
Restricted Share Units. Civeo may grant restricted share units to any Eligible Individuals selected by the Compensation Committee in the manner determined from time to time by the Compensation Committee. An award of restricted share units is also referred to under the Amended EPP as a deferred share award. The number of restricted share units shall be determined by the Compensation Committee and may be linked to the achievement of such specific performance objectives determined to be appropriate by the Compensation Committee over any period or periods determined by the Compensation Committee. Common shares underlying a restricted share unit award will not be issued until the restricted share unit award has vested, pursuant to a vesting schedule or performance objectives set by the Compensation Committee, as the case may be. Unless otherwise provided by the Compensation Committee, a recipient of a restricted share unit award shall have no rights as a Civeo shareholder with respect to such restricted share units until such time as the award has vested and the common shares underlying the award has been issued.
Each performance award, dividend equivalent, and restricted share unit award, and/or share payment will be evidenced by an agreement setting forth the terms and conditions that apply to such award. Such awards are payable only while the recipient is an Eligible Individual. However, the Compensation Committee may determine that any such award may be paid subsequent to termination without cause, or following a change of control of Civeo, or because of the recipient’s retirement, death or disability, or otherwise. Payment of dividend equivalents or share payments may be made in cash, common shares or a combination of both so long as any payment in common shares is made in accordance with the Amended EPP’s general requirements.
Individual Award Limitations. Under the Amended EPP, no individual may be granted during any calendar year:

•	options and/or SARs covering more than 3,000,000 common shares;

•	restricted shares, deferred shares or share payments covering more than 3,000,000 common shares; or

•	performance awards denominated in cash having a value determined on the grant date in excess of $5,000,000.
Non-employee Director Awards. The aggregate grant date fair value of awards under the Amended EPP to any individual nonemployee director may not exceed $500,000 in any calendar year.
Performance Objectives
Certain historical awards made under the EPP that were that were in effect as of November 2, 2017 and intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code will continue to be subject to any additional limitations set forth in Section 162(m) of the Code and any applicable regulations or rulings thereunder that are requirements for such awards to so qualify. However, as described above under “Accounting and Tax Considerations” for taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but these limited grandfathered compensation arrangements. Accordingly, the Company does not anticipate that future awards made under the Amended EPP will be intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

Transfer Provisions
Awards under the Amended EPP may not be sold, pledged, assigned or transferred in any manner other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order (“QDRO”) until such awards have been exercised or the underlying shares have been issued and all restrictions have lapsed. An Eligible Individual may however with Compensation Committee consent transfer a non-qualified option to family members subject to any restrictions or limitations as determined by the Compensation Committee in its discretion. Only an optionee may exercise an option, right or award during his lifetime unless disposed of pursuant to a QDRO. After death, any exercisable portion of an award or right may be exercised by the optionee’s personal representative or the person empowered under the optionee’s will or under applicable descent and distribution laws.
Adjustments on Changes in Capitalization, Merger or Sale of Assets
If Civeo pays a share dividend or other distribution on common shares, or if Civeo recapitalizes, reclassifies its capital shares, effects a share split, merger, consolidation or otherwise changes its capital structure or if Civeo sells, transfers, exchanges or otherwise disposes of all or substantially all of the assets of Civeo or engages in any similar corporate transaction or event (a “Corporate Transaction”), the Compensation Committee has discretion to take any or all of the following actions, if it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended EPP or with respect to an award previously made under the Amended EPP: (a) adjust the number and kind of common shares (or other securities or property) with respect to which awards may be made under the Amended EPP, adjust the limits on the number of common shares issuable under the Amended EPP, and/or adjust the award limits applicable to grants of awards to individuals; (b) adjust the number and kind of common shares subject to outstanding awards, and/or (c) adjust the grant or exercise price with respect to any option, SAR, performance award, dividend equivalent or share payment.
If any Corporate Transaction results in common shares being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Compensation Committee may terminate the Amended EPP as of the date of such transaction and all awards will be deemed surrendered by the holder in consideration of the receipt of such cash, securities or other property, net of any exercise price.
In the event of any Corporate Transaction or any unusual or nonrecurring transactions or events affecting Civeo, any of its affiliates, or the financial statements of Civeo or any of its affiliates, or any changes in applicable laws, regulations or accounting principles, the Compensation Committee has discretion to take any or all of the following actions, in its discretion and on terms and conditions it deems appropriate, if it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended EPP or with respect to an award previously made under the Amended EPP: (i) provide automatically, or on the optionee’s or grantee’s request, for the purchase of any such award for an amount of cash that could have been attained upon the exercise of such award or realization of the optionee’s or grantee’s rights thereunder had the award been currently exercisable or payable, or the replacement of the award with other rights or property selected by the Compensation Committee in its discretion; (ii) provide either in the terms of an award or by action taken prior to such transaction or event, that it cannot be exercised after such transaction or event; (iii) provide either in the terms of an award or by action taken prior to such transaction or event, that for a specified period of time prior to such transaction or event, the award will be exercisable as to all shares covered thereby notwithstanding anything to the contrary in the award agreement or the Amended EPP; (iv) provide either in the terms of an award or by action taken prior to such transaction or event, that upon such transaction or event, such award will be assumed by the successor corporation or parent or subsidiary thereof or will be substituted by similar options, rights or awards covering shares of the successor corporation or parent or subsidiary thereof, with appropriate adjustments to the number and kind of shares and prices; (v) adjust the number and type of common shares subject to outstanding awards and the terms and conditions of future awards; (vi) provide either in the terms of an award of restricted share or restricted share units or by action taken prior to such transaction or event, that for a specified period of time prior to such event, the restrictions imposed on such an award or on some or all restricted shares or restricted share units may be terminated; and (vii) make adjustments to applicable performance objectives of any outstanding award.
Notwithstanding any of the powers described above, except to the extent that an award agreement specifies to the contrary, in the event of a change of control (as defined by the Amended EPP) of Civeo, all outstanding awards that are not assumed by the surviving entity in connection with the change of control will automatically become fully vested immediately prior to such change of control (or such earlier time as set by the Compensation Committee), and all restrictions, if any, applicable to such awards will lapse. Performance awards will vest based on actual results through the date of such change of control.

Amendment and Termination of the Amended EPP
The board of directors or the Compensation Committee may amend, suspend or terminate the Amended EPP at any time, except that they may not change any award previously granted under the Amended EPP in a manner that would materially alter or impair the rights of an optionee or grantee without the optionee’s or grantee’s consent (unless the award agreement specifies otherwise). Further, the Compensation Committee may not, without approval of Civeo’s shareholders (but subject to the Compensation Committee’s right to make adjustments in the event of changes in the outstanding common shares by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, and certain other changes in capitalization), amend the Amended EPP to increase the maximum aggregate number of common shares issuable under the Amended EPP or reduce the exercise price of an option or SAR or take action that would otherwise require shareholder approval as a matter of applicable law, regulation or rule.
No awards may be granted after the Amended EPP has terminated or while the Amended EPP is suspended. No incentive option may be granted under the Amended EPP after May 5, 2024.
U.S. Income Tax Considerations
The following is a brief summary of the federal income tax aspects of awards that may be made under the Amended EPP based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any state, local or non-U.S. tax consequences.
Options. The grant of an option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
If a participant receives an option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income is realized by the participant upon the sale of the option shares, subject to the deduction limitations under Section 162(m) of the Code.
SARs. The grant of a SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of a SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m) of the Code.
Restricted Share, Restricted Share Units and Share Payments. In general, a participant who receives restricted shares, restricted share units or share payments under the Amended EPP will realize ordinary income at the time the award becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to the deduction limitations under Section 162(m) of the Code). The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
Tax Deductibility Limitation. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by us for federal income tax purposes. The Committee expects that it will award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.
Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. We intend to structure awards under the Amended EPP in a manner that is designed to be exempt from or comply with Section 409A of the Code, but cannot guarantee such treatment.
Change of Control. The acceleration of the exercisability or the vesting of a grant or award upon the occurrence of a change of control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change of control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change of control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change of control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.
Existing Plan Benefits

Future awards under the Amended EPP will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended EPP are not determinable and it is not possible to predict the benefits or amount that will be received by, or allocated to, particular individuals or groups of employees. Please see the Grants of Plan-Based Awards Table on page 33 for information on awards granted in 2019 under the EPP to certain of the Company’s executive officers. In addition, the following table contains information regarding the number of shares subject to all options and other equity awards granted under the EPP since its adoption in 2014 through December 31, 2019.

Name & Principal Position	# of Shares Covered by Options and SARs(1)	# of Shares Covered by Other Awards(1)(2)
Bradley J. Dodson President and Chief Executive Officer	0	3,468,220
Frank C. Steininger Executive Vice President, Strategic Initiatives	0	2,042,141
Peter L. McCann Senior Vice President, Australia	0	991,661
Allan D. Schoening Senior Vice President, Canada	0	1,007,205
Carolyn J. Stone Senior Vice President, Chief Financial Officer and Treasurer		930,614
All Current Executive Officers as a Group	0	8,439,841
All Current Non-Employee Members of the Board as a Group	0	1,487,232
All Current Employees as a Group (Excluding Executive Officers and Board Members)	0	14,186,187

(1)
Reflects all awards previously granted under the EPP to each specified individual or group, without regard to whether or the extent to which such awards subsequently were vested or forfeited, as well as currently unvested awards.

(2)	Includes outstanding performance shares assuming target performance levels are achieved.
Equity Compensation Plan Information
The following table provides information as of December 31, 2019 about our common shares issuable under the equity compensation plans we maintain for our employees and non-employee directors. The table does not include additional shares issuable under the proposed amendment to the EPP, which is subject to shareholder approval at the annual general meeting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	4,717,837	$17.97	3,555,752
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	4,717,837	$17.97	3,555,752

(1)	Represents 145,801 outstanding options and 4,572,036 outstanding awards of performance share awards (at target performance), restricted stock units and deferred share units.

(2)
Represents the weighted average exercise price of 145,801 outstanding options. The outstanding awards of performance share awards, restricted stock units and deferred share units do not have an exercise price associated with the awards.

Securities Registration
We intend to register the additional 13,000,000 available for issuance under the Amended EPP under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Amended EPP by our shareholders.
Recommendation
Our directors have an interest in and may benefit from the adoption of this proposal because they are eligible to receive awards under the EPP.
Civeo’s board of directors recommends that you vote “FOR” the EPP Proposal.

APPROVAL OF REVERSE SHARE SPLIT AND AMENDMENT TO NOTICE OF ARTICLES TO EFFECT A REDUCTION IN AUTHORIZED COMMON SHARES
(Proposal 6)
We are asking shareholders to approve:

•
a consolidation or reverse share split of the issued and outstanding common shares of Civeo, whereby, at the discretion of our board of directors, the outstanding common shares would be combined, converted and changed into a lesser number of common shares at a ratio to be selected by our board of directors in the range of 1:10 to 1:25; and

•
an amendment to our Notice of Articles to effect a proportional reduction in the number of authorized common shares based on the selected reverse share split ratio (rounded up to the nearest integral multiple of 1,000,000), effective upon implementation of the reverse share split.

The proposal with respect to the reverse split of our common shares and form of amendment to our Notice of Articles was approved by our board of directors, subject to shareholder approval, on March 25, 2020. Our board of directors believes that shareholder approval of a range of reverse share split ratios of 1:10 to 1:25 and reductions in the number of authorized common shares provides our board of directors with maximum flexibility to act in our best interest and in the best interest of our shareholders. The full text of the resolution presented for shareholder approval is set forth in Annex B.
The reduction in authorized common shares to be effected in connection with the reverse share split shall be substantially proportional to the corresponding reverse share split ratio. The number of authorized common shares following the reverse share split will be determined by multiplying the number of authorized shares currently authorized, or 550,000,000, by the applicable ratio and rounding up to the nearest integral multiple of 1,000,000. Except with respect to the increase in common shares reserved for issuance under the EPP, which is subject to shareholder approval at the annual general meeting, we do not have any current plans, proposals or understandings that would require the use of any additional common shares which would be authorized, but not issued or reserved for issuance, following any reverse share split.
Upon shareholder approval of the proposed amendment, our board of directors will have the authority to effect a reverse share split and the corresponding reduction in authorized common shares in its sole discretion until our 2021 annual general meeting of shareholders and without further shareholder action. The actual reverse share split ratio will be selected from the above range by our board of directors. Even if approved by our shareholders, our board of directors reserves the right to not effect any reverse share split and corresponding reduction in authorized common shares if it does not deem it to be in our best interest or in the best interest of our shareholders.
Criteria to be Used for Determining Whether to Implement Reverse Share Split
Our board of directors’ decision as to whether, when and pursuant to which of the above alternatives to effect a reverse share split and corresponding reduction in authorized common shares will be based on a number of factors, including the following:

•	prevailing market conditions;

•	the existing market price of our common shares;

•	the likely effect of a reverse share split on the market price of our common shares;

•	the listing standards of New York Stock Exchange (“NYSE”); and

•	the number of common shares which would be authorized but not issued or reserved for issuance.
If our board of directors elects to effect a reverse share split and the corresponding proportional reduction in authorized common shares following shareholder approval, the number of issued and reserved shares of our common shares would be reduced in accordance with the reverse share split ratio selected by our board of directors from among the above range. Except for any adjustments for fractional shares as described below, our shareholders will hold the same percentage of our outstanding common shares immediately following the reverse share split as such shareholders held immediately prior to the reverse share split. Any reverse share split will not change the relative voting power of our shareholders and will affect all of our shareholders uniformly.
The range of reverse share splits is not being proposed in response to any effort of which we are aware to accumulate our common shares or obtain control of our company, nor does it represent a plan by our management to recommend a series of similar actions to our board of directors or our shareholders.
Reasons for Reverse Share Split
Our board of directors believes that, should the appropriate circumstances arise, effecting a reverse share split will provide benefits to us and our shareholders in a number of ways by increasing the per share market price of our common shares, including:
Meeting Continued NYSE Listing Requirements. On the date of the mailing of this proxy statement, our common shares were listed under the symbol “CVEO” on the NYSE, which has qualitative and quantitative continued listing criteria, including a requirement that our common shares maintain an average closing price of at least $1.00 per share over a consecutive 30-trading day period. On March 27, 2020, we received notification from the NYSE that the average closing price of our common shares was below $1.00 per share for a period of 30 consecutive trading days. We responded to the NYSE’s notification and intend to cure this deficiency, as we believe the continued listing of our common shares on the NYSE is beneficial for our shareholders. If our common shares are delisted from the NYSE, the trading market for our common shares could become significantly less liquid, which could reduce the trading price of our common shares and increase the transaction costs of trading in our common shares. We believe that, if our share price is below the $1.00 per share requirement, a higher per share market price resulting from a reverse share split would bring us back into compliance with the NYSE listing requirements.
Improving the Perception of Our Common Shares as an Investment Security. We have been advised that lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common shares, but also our market liquidity. Per share market price is frequently used as a proxy for “quality” and lower-priced stocks are often considered to be of lower investing quality and less desirable relative to stocks with higher share prices. We believe that a higher per share market price would increase the perceived quality and appeal of our common shares for investment purposes.
Appealing to a Broader Range of Investors. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. Many brokerage firms also have policies discouraging individual brokers from recommending lower-priced stocks to their customers or restricting or limiting the ability to purchase such stocks on margin. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such lower-priced stocks. Each of these market dynamics has the effect of reducing the number of potential purchasers of our common shares, and we believe that a higher per share market price would increase the number of such potential purchasers.
Reasons for Reduction in Authorized Common Shares
As a matter of British Columbia law, effecting a reverse share split does not require a change in the number of authorized common shares. However, our board of directors believes that effecting a proportional reduction in authorized common shares described above in connection with any reverse share split would maintain alignment with market expectations regarding the number of our authorized common shares in comparison to the number of shares issued or reserved for issuance following any reverse share split and ensure that we do not have what certain shareholders might view as an unreasonably high number of authorized shares which are not issued or reserved for issuance.
Effects of a Reverse Share Split and Reduction in Authorized Common Shares
Upon shareholder approval of the proposed amendment and the election by our board of directors to effect a reverse share split and the corresponding reduction in authorized common shares, our issued and outstanding common shares would decrease in accordance with the applicable reverse share split ratio and the market value per share of our common shares would be expected to increase.
The reverse share split would be effected simultaneously for all of our common shares, and the reverse share split ratio would be the same for all common shares. The reverse share split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests in our company, except to the extent that it results in any fractional shares being rounded. A reverse share split would not affect the relative voting or other rights that accompany our common shares, except to the extent that it results in any fractional shares being rounded. After the effectiveness of the reverse share split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our shareholders or any aspect of our business would materially change as a result of the reverse share split.
The reverse share split would not affect our securities law reporting and disclosure obligations. Our common shares would continue to be registered under the Exchange Act, and we would continue to be subject to the periodic or other reporting requirements thereunder. Notwithstanding the decrease in the number of outstanding common shares following the reverse share split, our board of directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
In addition to the decrease in the number of our common shares issued and outstanding and the expected increase in the market value per common share, a reverse share split and the corresponding reduction in authorized common shares would have the following additional effects:
Adjustment to Number of Common Shares Subject to Outstanding Incentive Awards and Issuable under Equity Incentive Plans. The number of shares subject to outstanding awards under our EPP would be reduced in proportion to the reverse share split, and any exercise or base price associated with any option or share appreciation right would be increased in proportion to the reverse share split. In addition, the number of shares available for grant pursuant to the Amended EPP would be reduced in proportion to the reverse share split, as will any per person or overall plan limitations stated as a number of shares.
Adjustment to the Number of Common Shares Issuable Upon Conversion of Class A Series 1 Preferred Shares. The number of common shares issuable upon conversion of our Class A Series 1 Preferred Shares would be reduced in proportion to the reverse share split. The adjustment to the conversion rate of our Class A Series 1 Preferred Shares would be effective upon consummation of the reverse share split.
Effect on Par Value. The proposed amendment to our Notice of Articles will not affect the par value of our common shares, which will continue to have no par value.
Reduction in Stated Capital. The proposed amendment to our Notice of Articles will not affect the par value of our common shares, which will remain no par value per share. As a result of the contemplated reverse share split, the stated capital attributable to common shares on our balance sheet will not change. After the reverse share split, net income or loss per share and other per share amounts will be increased because there will be fewer common shares outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse share split would be recast to give retroactive effect to the reverse share split.

The following table contains information relating to our common shares under each of the sixteen alternative reverse share split ratios and reductions in the number of our authorized common shares, as of March 25, 2020 (in thousands) and without giving effect to the treatment of fractional shares:

	Pre-Reverse Share Split	10:1	11:1	12:1	13:1	14:1	15:1
Authorized (Before Rounding)	550,000	55,000	50,000	45,833	42,308	39,286	36,667
Authorized (After Rounding)	550,000	55,000	50,000	46,000	43,000	40,000	37,000
Issued	170,569	17,057	15,507	14,215	13,121	12,184	11,372

	Pre-Reverse Share Split	16:1	17:1	18:1	19:1	20:1	21:1
Authorized (Before Rounding)	550,000	34,375	32,353	30,556	28,947	27,500	26,190
Authorized (After Rounding)	550,000	35,000	33,000	31,000	29,000	28,000	27,000
Issued	170,569	10,661	10,034	9,477	8,978	8,529	8,123

	Pre-Reverse Share Split	22:1	23:1	24:1	25:1
Authorized (Before Rounding)	550,000	25,000	23,913	22,917	22,000
Authorized (After Rounding)	550,000	25,000	24,000	23,000	22,000
Issued	170,569	7,754	7,417	7,108	6,823

Risks Associated with a Reverse Share Split and Reduction in Authorized Common Shares
Even if a reverse share split and the corresponding reduction in authorized common shares is effected, some or all of the expected benefits of a reverse share split described above may not be realized or maintained.
The market price of our common shares will continue to be based, in part, on our performance, prevailing market conditions and other factors unrelated to the number of common shares outstanding. The effect of a reverse share split on the market price for our common shares cannot be accurately predicted, and the history of reverse share splits for companies in similar circumstances is varied. We cannot assure you that the market price of our common shares after a reverse share split will rise in exact proportion to the reduction in the number of common shares outstanding as a result of the reverse share split. Furthermore, there can be no assurance that the market price of our common shares immediately after the proposed reverse share split will be maintained for any period of time. Moreover, because some investors may view a reverse share split negatively, we cannot assure you that approval of the reverse share split will not adversely impact the market price per common share or, alternatively, that the market price per share following the reverse share split will either exceed or remain in excess of the current market price per share. Furthermore, the reduced number of shares that will be outstanding after the reverse share split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our common shares.
In addition, a reverse share split may result in some shareholders owning “odd lots” of less than 100 common shares, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.
Any future issuance of additional authorized common shares could dilute future earnings per share, book value per share and voting power of existing shareholders. Depending upon the circumstances under which such shares are issued, such issuance may reduce shareholders equity per share and may reduce the percentage ownership of common shares of existing shareholders.
Any future issuance of additional authorized shares also may have an anti-takeover effect by making it more difficult to engage in a merger, tender offer, proxy contest or assumption of control of a large voting block of our common shares. Our board of directors could impede a takeover attempt by issuing additional shares and thereby diluting the voting power of other outstanding shares and increasing the cost of a takeover. A future issuance of additional common shares could render more difficult an attempt to obtain control of us, even if it appears to be desirable to a majority of shareholders, and it may be more difficult for our shareholders to obtain an acquisition premium for their shares or to remove incumbent management. However, our board of directors has no present intention to use any additional authorized common shares as a measure aimed at discouraging takeover efforts.
Effectiveness of Amendment
Upon shareholder approval of the proposed amendment and the election by our board of directors to effect a reverse share split and the corresponding reduction in authorized common shares, such reverse share split and the corresponding reduction in authorized common shares would become effective as of the filing of a notice of alteration with the British Columbia Registrar. Upon effecting the amendment, and without any further action by us or our shareholders, the issued common shares held by shareholders of record as of the effective date of the reverse share split would be converted into a lesser number of common shares calculated in accordance with the reverse share split ratio selected from among the above range by our board of directors and set forth in the amended Notice of Articles.
Beginning on the effective date of the reverse share split, any share certificate representing pre-split common shares will be deemed for all corporate purposes to evidence ownership of post-split common shares. Shareholders will be notified that the reverse share split had been effected as soon as practicable after the effective date of the reverse share split.
Reservation of Right to Abandon Reverse Share Split and Reduction in Authorized Common Shares
Even if approved by our shareholders, our board of directors reserves the right to not effect any reverse share split and corresponding reduction in authorized common shares if it does not deem it to be in our best interest or in the best interest of our shareholders. By voting in favor of the amendment, you are expressly also authorizing our board of directors to delay, not to proceed with, and abandon a reverse share split and corresponding reduction in authorized common shares if it should so decide, in its sole discretion, that such action is in the best interest of our company and our shareholders.

If our board of directors fails to effect a reverse share split and corresponding reduction in authorized common shares prior to our 2021 annual general meeting of shareholders, then further shareholder approval would be required prior to effecting any reverse share split or corresponding reduction in authorized common shares.
Effect on Beneficial Holders
Upon the reverse share split, common shares held by shareholders in “street name,” through a bank, broker or other nominee, will be treated in the same manner as common shares held by shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse share split for their customers holding common shares in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse share split. If you hold common shares with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.
Effect on Registered Holders
Some of our registered holders of common shares may hold some or all of their shares electronically in book-entry form with our transfer agent, Computershare Investor Services Inc. These shareholders do not hold physical share certificates evidencing their ownership of our common shares. However, they are provided with a statement reflecting the number of our common shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse share split shares. If a shareholder is entitled to post-reverse share split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of our common shares held following the reverse share split.
Effect on Holders of Share Certificates
Computershare Investor Services Inc. will act as our exchange agent for purposes of implementing the exchange of share certificates. Shareholders holding common shares in certificated form will be asked to surrender to the exchange agent the share certificates representing such shares in exchange for share certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our shareholders at such time. No new certificates will be issued to a shareholder until the shareholder has surrendered such outstanding share certificates, together with the properly completed and executed letter of transmittal, to our exchange agent. SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATES AND SHOULD NOT SUBMIT THEIR SHARE CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. SHAREHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO OUR EXCHANGE AGENT PROMPTLY FOLLOWING RECEIPT OF A TRANSMITTAL FORM IN ORDER TO AVOID THE APPLICABILITY OF ESCHEAT LAWS TO SUCH SHARES.
Effect on Fractional Shares
If, as a result of the reverse share split, a shareholder would otherwise be entitled to a fraction of a common share in respect of the total aggregate number of pre- reverse share split common shares held by such shareholder, no such fractional common share will be awarded. The aggregate number of common shares that such shareholder is entitled to will, if the fraction is less than half a common share, be rounded down to the next closest whole number of common shares, and if the fraction is at least half of a common share, be rounded up to one whole common share as provided for by Section 83 of the BCA.
No Appraisal Rights
As a matter of British Columbia law, our shareholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment to effect a reverse share split and corresponding reduction in authorized common shares, and we will not independently provide our shareholders with any such rights.
Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposed amendment, except to the extent of their ownership of our common shares.
Certain U.S. Federal Income Tax Consequences
The following discussion is a summary of certain U.S. federal income tax consequences of a reverse share split to U.S. holders (as defined below) that hold our common shares as capital assets for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this proxy statement. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, including the impact of the 3.8% tax imposed on “net investment income,” or to U.S. holders who may be subject to special tax treatment under U.S. federal income tax laws, including, without limitation, dealers in securities, commodities or foreign currency, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark-to-market their securities, persons subject to the alternative minimum tax, persons who hold our common shares as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their common shares pursuant to the exercise of compensatory share options, the vesting of previously restricted shares or otherwise as compensation. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of a reverse share split.
We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of a reverse share split. The state, local and foreign tax consequences of a reverse split may vary as to each U.S. holder, depending on the jurisdiction in which such U.S. holder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of a reverse share split may not be the same for all shareholders.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE REVERSE SHARE SPLIT IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.
For purposes of this discussion, a "U.S. holder" is a holder of shares of our common shares that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over the trust administration and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

We believe that the reverse share split should constitute a recapitalization under Section 368(a) of the Code. Accordingly, U.S. holders should not recognize any gain or loss for U.S. federal income tax purposes as a result of a reverse share split. Each U.S. holder’s aggregate tax basis in common shares received in a reverse share split (including any whole share received in exchange for a fractional share) should equal the U.S. holder’s aggregate tax basis in the common shares exchanged in the reverse share split. In addition, each U.S. holder’s holding period for the common shares it receives in a reverse share split should include the U.S. holder’s holding period for the common shares exchanged in the reverse share split.
Alternative characterizations of certain aspects of the reverse share split are possible. For example, while the reverse share split, if implemented, generally should be treated as a tax-free recapitalization under the Code, there is a possibility that the IRS could assert that U.S. holders whose fractional shares resulting from the reverse share split are rounded up to the nearest whole share should recognize income or gain for U.S. federal income tax purposes in respect of the value of the additional fractional shares. U.S. holders should consult their own tax advisors regarding alternative characterizations of the reverse share split for U.S. federal income tax purposes.
Recommendation of our Board of Directors
Civeo’s board of directors recommends that you vote “FOR” the Reverse Share Split Proposal.

FUTURE SHAREHOLDER PROPOSALS
To be included in the proxy materials for the 2021 annual general meeting of shareholders under SEC Rule 14a-8, shareholder proposals that are submitted for presentation at that annual general meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 16, 2020.
Our articles provide the manner in which shareholders may give notice of business and director nominations to be brought before an annual general meeting. In order for an item to be properly brought before the meeting by a shareholder, the shareholder must be a holder of record at the time of the giving of notice, must be entitled to vote at the annual general meeting and must comply with the procedures set forth in our articles. The item to be brought before the meeting must be a proper subject for shareholder action (in the case of business other than nominations), and the shareholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to the Civeo corporate secretary at the principal executive offices of Civeo not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual general meeting. Accordingly, for the 2021 annual general meeting of shareholders, notice will have to be received by us no later than January 14, 2021. If, however, the date of the annual general meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual general meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo. The notice must set forth the information required by the provisions of our articles dealing with shareholder proposals and nominations of directors. All notices should be directed to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a shareholder using this process.
Proxies granted in connection with that annual general meeting may confer discretionary authority to vote on any shareholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our articles discussed above. It is suggested that proponents submit their proposals by certified mail, return receipt requested.
The advance notice provision deadlines set forth above are applicable other than pursuant to (i) a valid proposal made by or at the discretion or request of one or more “qualified stockholders” made pursuant to the provisions of the British Columbia Business Corporations Act; and (ii) a requisition of a meeting made pursuant to the provisions of the British Columbia Business Corporations Act.

HOUSEHOLDING
The SEC permits a single proxy statement and annual report to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will receive only one proxy statement and annual report unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement and annual report in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy materials wishes to receive a single copy of the proxy statement and annual report in the future, that shareholder should contact their broker or send a request to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, TX 77002, (713) 510-2400.
We will deliver, without charge, promptly upon written or oral request to the Corporate Secretary at the contact information above, a separate copy of this proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019.f civeo

Computershare
8th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

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Mr A Sample
Designation (if any)
Add1
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Security Class
COMMON SHARES

Holder Account Number

C1234567890 XXX

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Form of Proxy - Annual General Meeting to be held on Thursday, May 14, 2020 ("Annual General Meeting")

This Form of Proxy is solicited by our Board of Directors.

Notes to proxy

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to vote and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. **The securities represented by this proxy will be voted as directed by the holder, when properly signed. However, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by our Board of Directors indicated by highlighted text on the reverse side.**
6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against or abstain each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified on the reverse side of this proxy card or other matters that may properly come before the Annual General Meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying documentation provided by our Board of Directors.

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Proxies submitted must be received by 5:00 pm, Central Time, on Tuesday, May 12, 2020

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the number listed BELOW from a touch tone telephone.

1-866-732-VOTE (8683) Toll Free

To Vote Using the Internet

- Go to the following web site: www.investorvote.com
- **Smartphone?** Scan the QR code to vote now.

To Virtually Attend the Meeting

- You can attend the Annual General Meeting virtually by visiting the URL provided on the back of this proxy.

To vote by mail, mark, sign and date this proxy card, and return it in the postage-paid envelope provided.
If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING: A COPY OF 2020 PROXY STATEMENT AND 2019 ANNUAL REPORT ARE AVAILABLE AT WWW.INVESTORVOTE.COM.

01L4DC

CPUQC01.E.INT/000001/i1234

MR SAM SAMPLE

C1234567890

XXX 123

Appointment of Proxyholder

I/We being holder(s) of Civeo Corporation hereby appoint(s):
Richard Navarre, or failing him, Bradley Dodson

OR

Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting.

Note: If completing the appointment box above YOU MUST go to https://www.computershare.com/VEOQ and provide Computershare with the name and email address of the person you are appointing. Computershare will use this information ONLY to provide the appointee with a user name to gain entry to the online meeting.

as my/our proxyholder with full power of substitution and to act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of Civeo Corporation to be held online at https://web.lumiagm.com/291983725 on Thursday, May 14, 2020 at 9:00 am, Central Time and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

	For	Withhold		For	Withhold
01. Bradley J. Dodson	☐	☐	02. Timothy O. Wall	☐	☐

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2. Appointment of Auditors

For ☐ Withhold ☐

Appointment of Ernst & Young LLP as Auditors of Civeo Corporation for the ensuing year and authorization of the directors of Civeo Corporation, acting through the Audit Committee, to determine their remuneration.

3. Advisory Vote to Approve Executive Compensation

For ☐ Against ☐

4. Approval of the Amended and Restated 2014 Equity Participation Plan

For ☐ Against ☐

For ☐ Against ☐

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Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Annual General Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors .**

Signature(s)

Date

MM / DD / YY

VEOQ 294140 XXXX AR0 999999999999

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Annex A

2014 Equity Participation Plan
of
Civeo Corporation
(Amended and Restated as of May 12, 2016)

Civeo Corporation, a Delaware corporation (“Civeo US”), adopted the 2014 Equity Participation Plan of Civeo Corporation (the “Plan”), effective May 30, 2014 (the “Effective Date”). In connection with a corporate reorganization, the Plan was amended and restated on July 17, 2015 to reflect that Civeo Corporation, a limited company organized under the laws of British Columbia, Canada, and formerly known as Civeo Canadian Holdings ULC (the “Company”), assumed all the responsibilities of Civeo US under the Plan and will make all future grants of Awards under the Plan. The Plan was amended and restated effective May 12, 2016 to make certain design changes and to increase the number of shares reserved under the Plan.
The purposes of the Plan are as follows:
(1)To provide an additional incentive for Employees, Directors and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company shares and/or rights which recognize such growth, development and financial success.
(2)To enable the Company to obtain and retain the services of Employees, Directors and consultants considered essential to the long range success of the Company by offering them an opportunity to own shares in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE 1

DEFINITIONS
Wherever the following terms are used in the Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.
1.1Affiliate. “Affiliate” shall mean any entity that, directly or through one or more intermediaries, is controlled by the Company or controls the Company as determined by the Committee, provided that, in respect of any Option granted to a Canadian Grantee, an Affiliate shall only include a corporation that deals at non-arm’s length, within the meaning of the ITA, with the Company.

1.2Award. “Award” shall mean, as the context requires, any or all of: Deferred Shares, Dividend Equivalents, Options, SARs, Performance Awards, Restricted Shares, or Share Payments.

1.3Board. “Board” shall mean the Board of Directors of the Company.

1.4Canadian Grantee. “Canadian Grantee” shall mean a Grantee, Optionee, or Restricted Shareholder, as the case may be, who is a resident of Canada for the purposes of the ITA, or who is granted an Award in respect of services performed in Canada for the Company or any of its Affiliates.

1.5Change of Control. “Change of Control” shall mean any of the following:

(a)any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

(b)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(d)the shareholders of the Company approve a plan of complete liquidation of the Company; or

(e)the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

1.6Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7Committee. “Committee” shall mean the Board or a subcommittee of the Board appointed as provided in Section 8.1.

1.8Common Shares. “Common Shares” shall mean the common shares of the Company.

1.9Company. “Company” shall mean Civeo Corporation, a limited company organized under the laws of British Columbia, Canada, and formerly known as Civeo Canadian Holdings ULC, formerly an unlimited liability company organized under the laws of British Columbia, Canada.

1.10Deferred Share. “Deferred Share” means a contractual promise to distribute to a Grantee one Common Share or cash equal to the Fair Market Value of one Common Share, which shall be delivered to the Grantee upon satisfaction of the vesting and any other requirements set forth in the related award agreement, as awarded under Article VII of the Plan. For the avoidance of doubt, Deferred Shares may also be referred to as a Restricted Share Units for purposes of this Plan.

1.11Director. “Director” shall mean a member of the Board who is not otherwise also an Employee.

1.12Dividend Equivalent. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Shares) of dividends paid on Common Shares, awarded under Article VII of the Plan. Dividend Equivalents shall not be permitted on Options or SARs under the Plan.

1.13Employee. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Affiliate or Subsidiary, and, for the purposes of a Canadian Grantee, as defined in the definitions of “employee” and “employment” in subsection 248(1) of the ITA.

1.14Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.15Fair Market Value. “Fair Market Value” of a Common Share as of a given date shall be (i) the closing price of a Common Share on the principal exchange on which Common Shares are then trading, if any (as reported in any reporting service approved by the Committee), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Shares are not traded on an exchange but are quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Shares on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if Common Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a Common Share as established by the Committee acting in good faith. Notwithstanding the foregoing, the Fair Market Value of a Common Share on the date of an initial public offering of Common Shares shall be the offering price under such initial public offering.

1.16Grantee. “Grantee” shall mean an Employee, Director or consultant granted a Performance Award, Dividend Equivalent, SAR or Share Payment, or an award of Deferred Shares, under the Plan.

1.17Incentive Option. “Incentive Option” shall mean an Option which is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

1.18ITA. “ITA” shall mean the Income Tax Act (Canada) and any regulations thereunder, as amended from time to time.

1.19Non-Qualified Option. “Non-Qualified Option” shall mean an Option which is not designated as an Incentive Option by the Committee.

1.20Option. “Option” shall mean a share option granted under Article III of the Plan. An Option granted under the Plan shall, as determined by the Committee, be either a Non-Qualified Option or an Incentive Option; provided, however, that Options granted to Employees, Directors and consultants of an Affiliate that is not a Subsidiary shall be Non-Qualified Options.

1.21Optionee. “Optionee” shall mean an Employee, Director or consultant granted an Option under the Plan.

1.22Performance Award. “Performance Award” shall mean a performance or incentive award, other than an Option, SAR, Restricted Share, Deferred Share or Share Payments, that is paid in cash, Common Shares or a combination of both, awarded under Article VII of the Plan.

1.23Performance Objectives. “Performance Objectives” means the objectives, if any, established by the Committee that are to be achieved with respect to an award granted under the Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department or function within the Company or an Affiliate in which the Grantee receiving the award is employed or in individual or other terms, and which will relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow; (v) earnings per share; (vi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (vii) return on equity; (viii) return on invested capital or assets; (ix) cost reductions or savings; (x) funds from operations and (xi) appreciation in the fair market value of the Common Shares. Which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the award. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

1.24Plan. “Plan” shall mean the 2014 Equity Participation Plan of Civeo Corporation, as amended and restated as of May 12, 2016.

1.25QDRO. “QDRO” shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.26Restricted Share. “Restricted Share” shall mean Common Shares awarded under Article VI of the Plan.

1.27Restricted Shareholder. “Restricted Shareholder” shall mean an Employee, Director or consultant granted an award of Restricted Shares under Article VI of the Plan.

1.28Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.29Share Appreciation Right. “Share Appreciation Right” or “SAR” shall mean the right to receive a payment, in cash or Common Shares, equal to the excess of the Fair Market Value or other specified valuation of a number of Common Shares on the date the share appreciation right is exercised over a specific strike price, in each case as determined by the Committee.

1.30Share Payment. “Share Payment” shall mean (i) a payment in the form of Common Shares, or (ii) an option or other right to purchase Common Shares, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee, Director or consultant in cash, awarded under Article VII of the Plan.

1.31Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns shares possessing 50 percent or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

ARTICLE 2

SHARES SUBJECT TO PLAN

2.1Shares Subject to Plan

(a)    The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 14,000,000, all of which shall be available for Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

(b)    The maximum number of shares which may be subject to Options or SARs granted under the Plan to any individual in any calendar year shall not exceed 3,000,000. The maximum number of shares which may be subject to Restricted Shares, Deferred Shares or Share Payments granted under the Plan to any individual in any calendar year shall not exceed 3,000,000. The maximum value of Performance Awards denominated in cash granted under the Plan to any individual in any calendar year shall not exceed $5,000,000. The maximum value (determined based on grant date fair value in accordance with generally accepted accounting principles) of Awards granted under the Plan to any Director in any calendar year shall not exceed $500,000. For the avoidance of doubt, each grant under the Plan will be subject to only one of the foregoing limits.

2.2Add-back Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments. If any Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments, or other right to acquire Common Shares under any other award under the Plan, expires or is forfeited and canceled without having been fully vested, the number of shares subject to such Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments or other right but as to which such Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments or other right was not vested prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the foregoing, Common Shares subject to an award under the Plan shall not again be made available for issuance as awards under the Plan if such shares are (a) tendered in payment for an award, (b) delivered or withheld for payment of taxes, (c) not issued or delivered as a result of a net settlement process, (d) repurchased on the open market with the proceeds of the payment of the exercise price of an Option or (e) reserved for issuance upon grant of an SAR, to the extent the number of reserved Common Shares exceeds the number of Common Shares actually issued upon exercise or settlement of such SAR.

ARTICLE 3

GRANTING OF OPTIONS AND SHARE APPRECIATION RIGHTS

3.1Eligibility. Any Employee, Director or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option.

3.2Disqualification for Share Ownership. No person may be granted an Incentive Option under the Plan if such person, at the time the Incentive Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any then existing Subsidiary unless such Incentive Option conforms to the applicable provisions of Section 422 of the Code.

3.3Qualification of Incentive Options. No Incentive Option shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No Incentive Option shall be granted to any person who is not an employee of the Company or a Subsidiary.

3.4Granting of Options.

(a)The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i)Select from among the Employees, Directors or consultants (including Employees, Directors or consultants who have previously received Options or other awards under the Plan) such of them as in its opinion should be granted Options;

(ii)Subject to the Section 2.1(b), determine the number of shares to be subject to such Options granted to the selected Employees, Directors or consultants;

(iii)Determine whether such Options are to be Incentive Options or Non-Qualified Options; and

(iv)Determine the terms and conditions of such Options, consistent with the Plan.

(b)Upon the selection of an Employee, Director or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c)Any Incentive Option granted under the Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

(d)Any Option granted to a Canadian Grantee who is an Employee shall have such terms and conditions as are necessary to be governed by section 7 of the ITA.

3.5Share Appreciation Rights. Any Employee, Director or consultant selected by the Committee may be granted SARs. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the date of grant. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any SARs awarded to Grantees pursuant to this Plan, including the exercise price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.

3.6Minimum Vesting. Subject to Section 9.3 hereof, other than in the event of an earlier death, disability or termination without cause, all Awards of SARs or Options shall have a minimum vesting period of one year from the date of its grant.

ARTICLE 4

TERMS OF OPTIONS

4.1Option Agreement. Each Option shall be evidenced by an Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.

4.2Option Price. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that, except as provided in Section 8.1 with respect to assumed options, such price shall not be less than 100% of the Fair Market Value of a Common Share on the date the Option is granted.

4.3Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that, the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from such date in the case of an Incentive Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary.

4.4Option Vesting.

(a)Subject to Section 3.6, the period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject Section 3.6 and to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b)To the extent that the aggregate Fair Market Value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(b), the Fair Market Value of shares shall be determined as of the time the Option with respect to such share is granted.

4.5Restrictions on Repricing of Options. Except as provided in Section 9.3, the Committee may not, without approval of the Company’s shareholders, (i) amend any outstanding Option Agreement to lower the Option price of an underwater Option, (ii) cancel an outstanding underwater Option in exchange for cash, another award or an Option having a lower price, (iii) permit repurchase from Optionees, whether for cash or any other consideration, of any outstanding Options that have an Option

Price greater than the then current Fair Market Value of a share, or (iv) permit the grant of any Option that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the Optionee upon exercise of the original Option.

ARTICLE 5

EXERCISE OF OPTIONS

5.1Partial Exercise. An exercisable Option may be exercised in whole or in part; however, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

5.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:
(a)A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

(b)Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)In the event that the Option shall be exercised pursuant to Section 9.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

(d)Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, plus any applicable withholding taxes. However, the Committee may in its discretion or provide in the grant agreement (i) that payment may be made, in whole or in part, through the delivery of Common Shares owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery not in excess of the aggregate exercise price of the Option or exercised portion thereof and subject to such other limitations as the Committee may impose thereon, provided that such shares may not be shares previously acquired by a Canadian Grantee on the exercise of any Option, (ii) allow payment, in whole or in part, through the surrender of Common Shares then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment through a cashless-broker procedure approved by the Company, or (v) allow payment through any combination of the consideration provided above.

5.3Conditions to Issuance of Share Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a)The admission of such shares to listing on all stock exchanges on which such class of shares is then listed;

(b)The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;
(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d)The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience; and

(e)The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

5.4Settlement on Exercise of Options. On the exercise of any Option by a Canadian Grantee, settlement of such Option shall in all events be made by the issuance of Common Shares from treasury or the transfer of previously issued Shares then held by the Company.

5.5Rights as Shareholders. The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

5.6Ownership and Transfer Restrictions. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate or as may be required by applicable securities legislation. Any such restriction shall be set forth in the respective Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Optionee to give the Company prompt notice of any disposition of Common Shares acquired by exercise of an Incentive Option within (i) two years from the date of granting such Option to such Optionee or (ii) one year after the transfer of such shares to such Optionee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition or otherwise be marked with any required restrictive legend in respect of any applicable transfer restriction.

ARTICLE 6

AWARD OF RESTRICTED SHARES

6.1Award of Restricted Shares.
(a)The Committee shall from time to time, in its absolute discretion:

(i)Select from among the Employees, Directors or consultants (including Employees, Directors or consultants who have previously received other awards under the Plan) such of them as in its opinion should be awarded Restricted Shares; and

(ii)Determine the terms and conditions applicable to such Restricted Shares, consistent with the Plan, which may include the achievement of Performance Objectives.

(b)Upon the selection of an Employee, Director or consultant to be awarded Restricted Shares, the Committee shall instruct the Secretary of the Company to issue such Restricted Shares and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate or as may be required by applicable securities legislation.

6.2Restricted Share Agreement. Restricted Shares shall be issued only pursuant to a Restricted Share Agreement, which shall be executed by the selected Employee, Director or consultant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.

6.3Rights as Shareholders. Upon the issuance of Restricted Shares, the Restricted Shareholder shall have, unless otherwise provided by the Committee, all the rights of a shareholder with respect to said shares, subject to the restrictions in his Restricted Share Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Shares shall be subject to the restrictions set forth in Section 6.4.

6.4Restriction. All Restricted Shares issued under the Plan (including any shares received by holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Restricted Share Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, by action taken after the Restricted Shares are issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Share Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.

6.5Escrow. Where physical share certificates of Restricted Shares are issued, the Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Shares until all of the restrictions imposed under the Restricted Share Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

6.6Legend. Where physical share certificates of Restricted Shares are issued, in order to enforce the restrictions imposed upon Restricted Shares hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all Restricted Shares that are still subject to restrictions under Restricted Share Agreements or pursuant to applicable securities legislation, which legend or legends shall make appropriate reference to the conditions imposed thereby.

6.7Form of Issuance. Restricted Shares issued under the Plan may, in the discretion of the Committee, be by means of an electronic, book-entry statement, rather than by issuing physical share certificates.

ARTICLE 7

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
DEFERRED SHARES, SHARE PAYMENTS

7.1Performance Awards. Any Employee, Director or consultant selected by the Committee may be granted one or more Performance Awards. The value of such Performance Awards may be linked to the achievement of such specific Performance Objectives determined appropriate by the Committee over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Director or consultant, and where a Performance Award is granted to a Canadian Grantee, the Committee shall ensure that the terms and conditions of such Performance Award is such so as to the exempted from the definition of “salary deferral arrangement” in the ITA.

7.2Dividend Equivalents. Any Employee, Director or consultant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Common Shares, to be credited as of dividend payment dates, during the period between the date, Deferred Shares or Performance Award is granted, and the date such Deferred Shares or Performance Award vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Common Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents shall not be paid out prior to the time the underlying Deferred Shares or Performance Award vests. Dividend Equivalents granted to Canadian Grantees shall have terms and conditions so as to ensure such Awards are exempted from the definition of “salary deferral arrangement” in the ITA.

7.3Share Payments. Any Employee, Director or consultant selected by the Committee may receive Share Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Shares or other specific performance criteria determined appropriate by the Committee, determined on the date such Share Payment is made or on any date thereafter.

7.4Deferred Shares. Any Employee, Director or consultant selected by the Committee may be granted an award of Deferred Shares in the manner determined from time to time by the Committee. The number of Deferred Shares shall be determined by the Committee and may be linked to the achievement of such specific Performance Objectives determined to be appropriate by the Committee over any period or periods determined by the Committee. Common Shares underlying Deferred Shares will not be issued until the Deferred Shares have vested, pursuant to a vesting schedule or Performance Objectives set by the Committee, as the case may be. Unless otherwise provided by the Committee, a Grantee of Deferred Shares shall have no rights as a Company shareholder with respect to such Deferred Shares until such time as the award has vested and the Common Shares underlying the award has been issued. Any Award of Deferred Shares granted to a Canadian Grantee will have terms and conditions so as to ensure it is at all times governed by section 7 of the ITA.

7.5Performance Award Agreement, Dividend Equivalent Agreement, Deferred Share Agreement, Share Payment Agreement. Each Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment shall be evidenced by an agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.

7.6Term. The term of a Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment shall be set by the Committee in its discretion, subject to the terms of the Plan.

7.7Payment Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment is payable only while the Grantee is an Employee, Director or consultant; provided that the Committee may determine that the Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment may be paid subsequent to termination of employment or termination of directorship or consultancy without cause, or following a Change of Control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

7.8Payment. Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Shares or a combination of both, as determined by the Committee, subject to the provisions of the Plan. To the extent any payment under this Article VII is effected in Common Shares, it shall be made subject to satisfaction of all provisions of Sections 5.3 and 5.4.

ARTICLE 8

ADMINISTRATION
8.1Committee. The Committee members shall be appointed by and hold office at the pleasure of the Board. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

8.2Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the agreements pursuant to which Options, awards of Restricted Shares or Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such grant or award under the Plan need not be the same with respect to each Optionee, Grantee or Restricted Shareholder. Any such interpretations and rules with respect to Incentive Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder are required to be determined in the sole discretion of the Committee.

8.3Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

8.4Compensation; Professional Assistance, Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Shareholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

8.5Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Article VIII or any other provision of the Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the right to grant Awards under the Plan, insofar as such power to grant Awards relates to any person who is not then subject to section 16 of the Exchange Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a member of the Board, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1Not Transferable. Except as provided below, Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments under the Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Shareholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. An Optionee may, with the consent of the Committee, transfer a Non-Qualified Option to such family members and persons as may be permitted by this Committee, subject to such restrictions and limitations, if any, that the Committee, in its discretion, may impose on such transfer.
During the lifetime of the Optionee or Grantee, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s or Grantee’s will or under the then applicable laws of descent and distribution.
9.2Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve months before or after the action by the Committee, no action of the Committee may, except as provided in Section 9.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan or reduce the exercise price of an Option or SAR, and no action of the Committee may be taken that would otherwise require shareholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall, without the consent of the holder of Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments, materially alter or impair any rights or obligations under any Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Option be granted under the Plan after the first to occur of the following events:
(a)The expiration of ten years from the date the Plan was adopted by the Board of Directors of Civeo US; or

(b)The expiration of ten years from the date the Plan was approved by the shareholder of Civeo US under Section 9.4.

9.3Changes in Common Shares or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events.

(a)Subject to Section 9.3(e), in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Shares, other securities, or other property), recapitalization, reclassification, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Common Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, SAR, Restricted Share, Performance Award, Dividend Equivalent, Deferred Share or Share Payment, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:
(i)the number and kind of Common Shares (or other securities or property) with respect to which Options, SARs, Performance Awards, Dividend Equivalents or Share Payments may be granted under the Plan, or which may be granted as Restricted Shares or Deferred Shares (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the award limits described in Section 2.1(b)),

(ii)the number and kind of Common Shares (or other securities or property) subject to outstanding Options, SARs, Performance Awards, Dividend Equivalents, or Share Payments, and in the number and kind of shares of outstanding Restricted Shares or Deferred Shares, and

(iii)the grant or exercise price with respect to any Option, SAR, Performance Award, Dividend Equivalent or Share Payment.
Notwithstanding the foregoing, with respect to a transaction or event that constitutes an “equity restructuring” that would be subject to a compensation expense pursuant to Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or any successor accounting standard, such adjustment by the Committee shall be required.
(b)Subject to Section 9.3(e), in the event of any corporate transaction or other event described in Section 9.3(a) which results in Common Shares being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Committee will have the right to terminate the Plan as of the date of the event or transaction, in which case all options, rights and other awards shall be deemed to have been surrendered by the holder in consideration of the receipt of such cash, securities or other property, net of any applicable exercise price.

(c)Subject to Section 9.3(e), in the event of any corporate transaction or other event described in Section 9.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either automatically or upon the Optionee’s request, for either the purchase of any such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or any Restricted Shares or Deferred Shares for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Optionee’s or Grantee’s rights had such option, right or award been currently exercisable or payable or the replacement of such option, right or award with other rights or property selected by the Committee in its sole discretion;

(ii)In its sole and absolute discretion, the Committee may provide, either by the terms of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;

(iii)In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such transaction or event, that, for a specified period of time prior to such transaction or event, such option, right or award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (1) Section 4.4 or (2) the provisions of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares;

(iv)In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of such Option, SAR, Performance Award,

Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v)In its discretion, and on such terms and conditions as it deems appropriate, the Committee may make adjustments in the number and type of Common Shares (or other securities or property) subject to outstanding Options, SARs, Performance Awards, Dividend Equivalents, or Share Payments, and in the number and kind of outstanding Restricted Shares or Deferred Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(vi)In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of an award of Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Share Agreement or a Deferred Share Agreement upon some or all Restricted Shares or Deferred Shares may be terminated; and

(vii)In its discretion, and on such terms and conditions as it deems appropriate, the Committee may make adjustments to the Performance Objectives of any outstanding award.

(d)Notwithstanding anything in Sections 9.3(a), 9.3(c) or 9.3(e) to the contrary, except to the extent an award agreement expressly provides to the contrary, in the event of a Change of Control of the Company all outstanding awards that are not assumed by the surviving entity in connection with such Change of Control automatically shall become fully vested immediately prior to such Change of Control (or such earlier time as set by the Committee), all restrictions, if any, with respect to such awards shall lapse, Performance Awards shall vest based on actual results through the date of such Change of Control. If provision is made for the assumption of awards by the surviving entity in connection with the Change of Control, no automatic acceleration shall occur in connection with such Change of Control.

(e)With respect to an award intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 9.3, other than as provided in Section 9.3(d), shall be taken by the Committee to the extent that such adjustment or action would cause such award to fail to so qualify under Section 162(m) or any successor provisions thereto. With respect of an Award intended to be governed by section 7 of the ITA or intended to be exempt from the definition of “salary deferral arrangement” in the ITA, no adjustment or action described in this Section 9.3 shall be taken by the Committee to the extent that such adjustment or action would cause such award to fail to so qualify under ITA section 7 or the applicable exemption of the definition of “salary deferral arrangement” any successor provisions thereto.

9.4Approval of Plan by Shareholders. The Plan was approved by Oil States International, Inc., the sole shareholder of Civeo US, a predecessor of the Company, on May 5, 2014, and its amendment and restatement was approved by the shareholders of the Company at its annual meeting of shareholders on May 12, 2016.

9.5Tax Withholding. The Company and any of its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Shareholder of any sums required by applicable tax law to be withheld with respect to the issuance, vesting or exercise of any Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment. Subject to the timing requirements of Section 5.3, the Committee may, in its discretion and in satisfaction of the foregoing requirement, allow such Optionee, Grantee or Restricted Shareholder to elect to have the Company withhold Common Shares otherwise issuable under such Option or afterward (or allow the return of Common Shares) having a Fair Market Value equal to the minimum tax sums required to be withheld by the Company. Notwithstanding the foregoing, any such person who is subject to Section 16b with respect to Common Shares may direct that the Company’s tax withholding obligation be satisfied by withholding the appropriate number of shares from such award and/or the “constructive” tender of already-owned Common Shares.

9.6Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of the Plan, the Plan and any Option, SAR, Performance Award, Dividend Equivalent or Share Payment granted, or Restricted Share or Deferred Share awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, SARs, Performance Awards, Dividend Equivalents, Share Payments, Restricted Shares and Deferred Shares granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of the Plan, any award intended to qualify as performance-based compensation as described in Section 162(m) (4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

9.7Clawback Policy. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

9.8Section 409A.

(a)Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Optionee’s or Grantee’s rights to an Award.

(b)Unless the Committee provides otherwise, each award of Deferred Shares (including an award of Deferred Shares that is a Performance Award) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that an award of Deferred Shares (including an award of Deferred Shares that is a Performance Award) is intended to be subject to Section 409A of the Code, the applicable award agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(c)If the Optionee or Grantee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Optionee or Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Optionee’s or Grantee’s separation from service, (2) the date of the Optionee’s or Grantee’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

9.9Effect of Plan Upon Options and Compensation Plans. The Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (1) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, entity or association.

9.10Compliance with Laws. This Plan, the granting and vesting of Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments under the Plan and the issuance and delivery of Common Shares and the payment of money under the Plan or under Options, SARs, Performance Awards, Dividend Equivalents or Share Payments granted or Restricted Shares or Deferred Shares awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

9.11Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

9.12Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Texas without regard to conflicts of laws thereof.

AMENDMENT TO
CIVEO CORPORATION 2014 EQUITY PARTICIPATION PLAN
WHEREAS, CIVEO CORPORATION (the “Company”) has heretofore adopted and restated the CIVEO CORPORATION 2014 EQUITY PARTICIPATION PLAN (effective May 20, 2014 and as thereafter amended and restated as of May 12, 2016) (the “Plan”) for the benefit of certain employees, directors and consultants of the Company and its subsidiaries; and
WHEREAS, the Company desires to amend the Plan in certain respects;
NOW, THEREFORE, the Plan is amended as follows, effective as of January 1, 2017:
1.    Section 9.5 of the Plan shall be replaced in its entirety with the following:
“9.5 Tax Withholding. The Company and any of its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Shareholder of any sums required by applicable tax law to be withheld with respect to the issuance, vesting or exercise of any Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment. Subject to the timing requirements of Section 5.3, the Committee may, in its discretion and in satisfaction of the foregoing requirement, allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold Common Shares otherwise issuable under such or afterward (or allow the return of Common Shares) having a Fair Market Value not to exceed the maximum individual statutory tax rate in the applicable jurisdiction. The preceding sentence shall control over and supersede any conflicting provisions respecting (i) tax withholding to meet minimum objectives in award agreements for Options and Performance Awards and (ii) tax withholding in general as to all other awards agreements granted under the Plan, regardless of when granted.”
2.    As amended hereby, the Plan is specifically ratified and reaffirmed.

AMENDMENT NO. 2 TO THE
2014 EQUITY PARTICIPATION PLAN
OF CIVEO CORPORATION
(as Amended and Restated as of May 12, 2016)

WHEREAS, Civeo Corporation, a limited company organized under the laws of British Columbia, Canada (the “Company”), maintains the 2014 Equity Participation Plan of Civeo Corporation, as most recently amended and restated as of May 12, 2016 (the “Plan”); and
WHEREAS, the Company has determined that, subject to and effective upon shareholder approval of the same, the Plan should be amended to increase the aggregate number of common shares of the Company, no par value, which may be issued pursuant to awards granted thereunder by 4,700,000 shares.
NOW, THEREFORE, subject to and effective upon shareholder approval of the same, the Plan is hereby amended as follows:
1.    Section 2.1(a) of the Plan is deleted in its entirety and replaced with the following:
The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 18,700,000, all of which shall be available for Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

AMENDMENT NO. 3 TO THE
2014 EQUITY PARTICIPATION PLAN
OF CIVEO CORPORATION

(as Amended and Restated as of May 12, 2016)
WHEREAS, Civeo Corporation, a limited company organized under the laws of British Columbia, Canada (the “Company”), maintains the 2014 Equity Participation Plan of Civeo Corporation, as most recently amended and restated as of May 12, 2016 (the “Plan”); and
WHEREAS, the Company has determined that, subject to and effective upon shareholder approval of the same, the Plan should be amended to increase the aggregate number of common shares of the Company, no par value, which may be issued pursuant to awards granted thereunder by 13,000,000 shares.
NOW, THEREFORE, subject to and effective upon shareholder approval of the same, the Plan is hereby amended as follows:
1.    Section 2.1(a) of the Plan is deleted in its entirety and replaced with the following:
The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 31,700,000, all of which shall be available for Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

Annex B
BE IT RESOLVED, AS A RESOLUTION BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF 66 2/3% OF THE VOTES CAST ON THE MATTER THAT:

RESOLVED, subject to Civeo Corporation (the “Company”) first receiving any required regulatory approvals, the board of directors of the Company (the “Board”) be authorized to effect the consolidation or reverse share split (the “Reverse Share Split”) of all of the issued and outstanding common shares (“Common Shares”) without par value in the capital of the Company (or such other number of fully paid and issued Common Shares that are outstanding on the effective date of the Reverse Share Split) on the basis of between ten and up to twenty-five old Common Shares for one new Common Share and the maximum number of Common Shares that the Company is authorized to issue be reduced proportionately and the authorized share structure of the Company set out in the notice of articles be altered accordingly;

RESOLVED, the Board be and is hereby authorized to fix the ratio of pre-consolidation to post-consolidation Common Shares to be used in the Consolidation (the “Final Consolidation Ratio”), but the maximum Final Consolidation Ratio will not exceed twenty-five to one;

RESOLVED, any fractional Common Shares resulting from the Reverse Share Split be converted such that each fractional Common Share remaining after conversion that is less than one-half of a Common Share shall be cancelled and each fractional Common Share that is at least one-half of a Common Share shall be changed to one whole Common Share pursuant to the provisions of Section 83 of the Business Corporations Act (British Columbia);

RESOLVED, after giving effect to the Reverse Share Split, the Board be and is hereby authorized to decrease the maximum number of Common Shares without par value that the Company is authorized to issue by the Final Consolidation Ratio and to increase such maximum number so that the number of authorized Common Shares is rounded up to the nearest integral multiple of 1,000,000 Common Shares (the “Amendment”), and the authorized share structure of the Company set out in the notice of articles be altered accordingly;

RESOLVED, the Board be and is hereby authorized to determine the effective date of the Reverse Share Split and the Amendment and should the Board choose to act upon this resolution to effect the Reverse Share Split and, if applicable, the Amendment and subject to the deposit of this resolution at the Company’s records office, the Company’s agents are authorized and directed to electronically file any required Notices of Alteration with the British Columbia Registrar of Companies;

     RESOLVED, any one officer or director of the Company is hereby authorized and empowered for and on behalf of the Company to execute, deliver and file or cause to be executed, delivered and filed, all such documents and instruments as are necessary or desirable to give effect to the Reverse Share Split and the Amendment and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or doing of any such act or thing;

RESOLVED, the Board, in their sole and complete discretion, may act upon this resolution to effect the Reverse Share Split or the Amendment or both, or if deemed appropriate and without any further approval from the shareholders of the Company, may choose not to act upon this resolution notwithstanding shareholder approval of the Reverse Share Split and the Amendment and are authorized to revoke this resolution, or any part thereof, in their sole discretion at any time prior to effecting the Reverse Share Split or the Amendment, as applicable; and
RESOLVED, any one officer or director of the Company is authorized to cancel (or cause to be cancelled) any certificates evidencing the existing Common Shares and to issue (or cause to be issued) certificates representing the new Common Shares to the holders thereof.”